UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
The Securities Exchange Act of 1934 (Amendment No. )
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First Bancorp
(Name of Registrant as Specified in Its Charter)

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300 SW Broad Street
Southern Pines, North Carolina 28387
Telephone (910) 246-2500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD TUESDAY, APRIL 29, 2025
To Our Shareholders:
The annual meeting of shareholders (the “Annual Meeting”) of First Bancorp (the “Company”) will be held at 9:00 a.m. ET on Tuesday, April 29, 2025 at the Main Office of First Bank, located at 300 SW Broad Street, Southern Pines, North Carolina 28387, for the purpose of considering and acting on the following matters:
1.To elect 11 nominees to the Board of Directors to serve until the 2026 annual meeting of shareholders or until their successors are elected and qualified.
2.To ratify the appointment of Crowe LLP as the independent auditors of the Company for 2025.
3.To approve, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the accompanying Proxy Statement (“Say on Pay”).
4.To approve, on a non-binding advisory basis, the frequency with which the advisory "Say on Pay" vote shall occur ("Say on Frequency").
5.Such other business as may properly come before the Annual Meeting and any adjournment thereof.
Only shareholders of record as of the close of business on March 7, 2025 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. We first mailed the Notice of Internet Availability of Proxy Materials to our shareholders on or about March 20, 2025.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on April 29, 2025: This Notice, the Proxy Statement and the Company’s 2024 Annual Report on Form 10-K are available on the Internet at www.proxyvote.com.
The Proxy Statement accompanying this Notice sets forth further information concerning the proposals to be considered at the Annual Meeting. You are urged to study this information carefully. The 2024 Annual Report on Form 10-K includes the Company’s financial statements and other required disclosures, but does not constitute proxy solicitation material.
By Order of the Board of Directors
Elizabeth B. Bostian
Executive Vice President
Chief Financial Officer
March 20, 2025

300 SW Broad Street
Southern Pines, North Carolina 28387
Telephone (910) 246-2500

PROXY STATEMENT
Introduction. This Proxy Statement is furnished to the shareholders (“shareholders,” “you,” or “your”) of First Bancorp (the “Company,” “us,” “we,” or “our”) by our Board of Directors (hereinafter sometimes referred to as the “Board”) in connection with its solicitation of proxies for use at the annual meeting of shareholders of the Company (the “Annual Meeting”) to be held on Tuesday, April 29, 2025, at 9:00 a.m. ET, at the Main Office of First Bank, 300 SW Broad Street, Southern Pines, North Carolina 28387, and at any adjournment thereof.
Action will be taken at the Annual Meeting on the items described in the Notice of Annual Meeting and on any other business that properly comes before the Annual Meeting.
The Company will bear the entire cost of preparing this Proxy Statement and of soliciting proxies. Proxies may be solicited by employees of the Company, either personally, by mail or by telephone. Employees will not receive additional compensation for the solicitation of proxies. The Company also will request brokers and others to send solicitation material to beneficial owners of stock and will reimburse their related costs.
Internet Availability of Proxy Materials. We are providing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of those materials to each shareholder. By doing so, we save costs and reduce the environmental impact of our Annual Meeting. On or about March 20, 2025, we mailed a Notice of Internet Availability of Proxy Materials (“Internet Notice”) to certain of our shareholders. The Internet Notice contains instructions about how to access our proxy materials and vote online or by telephone. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Internet Notice. If you previously chose to receive our proxy materials electronically, you will continue to receive access to these materials via email unless you elect otherwise.
Proxy Card. The Board has designated Richard H. Moore, Chairman and Chief Executive Officer, and Elizabeth B. Bostian, Executive Vice President and Chief Financial Officer, to serve as the proxy holders (the “Proxy Holders”) for the Annual Meeting. As Proxy Holders, they will vote the shares represented by proxies at the Annual Meeting. If you sign, date and return your Proxy Card but do not specify how to vote your shares, the Proxy Holders will vote FOR the election of all of the Director nominees, FOR ratification of Crowe LLP as the Company’s independent auditors, FOR approval of the "Say on Pay" proposal, and for "Every Year" on the "Say on Frequency" proposal. The Proxy Holders also will have discretionary authority to vote in accordance with their judgment on any other matter that may properly come before the Annual Meeting.
Quorum, Shares Outstanding and Record Date. A quorum, which is a majority of the total shares outstanding as of the record date, must be present at the Annual Meeting in person or by proxy. On March 7, 2025 (the “Record Date”), a total of 41,339,783 shares of our common stock were outstanding. We also count abstentions and broker non-votes, which we describe below, as shares present or represented at the Annual Meeting for the purpose of determining whether a quorum exists. If a quorum is not present or represented at the Annual Meeting, the shareholders present and entitled to vote have the power to adjourn the Annual Meeting from time to time, without notice other than announcement at the Annual Meeting, until a quorum is present or represented. At any such adjourned meeting held within 120 days of the original meeting date at which a quorum is present or represented, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.
Vote Required. Each share is entitled to one vote, except in the election of directors where a shareholder may cumulate votes as to nominees, but only when a shareholder gives notice of intent to cumulate votes prior to the voting on nominees for election at the Annual Meeting. If any shareholder gives such notice, all shareholders may cumulate their votes for nominees. Under cumulative voting, each share carries as many votes as the number of directors to be elected, and the shareholder may cast all of such votes for a single nominee or distribute them in any manner among as many nominees as desired. This Proxy Statement solicits the discretionary authority to cumulate votes and allocate them in the Proxy Holders’ discretion if any shareholder requests cumulative voting. Directors will be elected by the affirmative vote of the majority of votes cast, with a plurality vote standard for a contested director election, i.e. when the number of director nominees exceeds the number of Board seats for which elections are being held. If your Proxy Card is marked “Withhold” with regard to the election of any nominee, your shares will be counted toward a quorum and voted for the other nominees, but they will not be voted for the election of that nominee. If you attend the Annual Meeting and have already voted, you must vote in person in order to rescind your previous vote. The proposal to approve, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers (“Say on Pay”) requires approval by an affirmative vote of a majority of the votes cast on such proposal. Ratification of the appointment of Crowe LLP as the Company’s independent auditors also requires approval by an affirmative vote of a majority of the votes cast on such proposal. The advisory vote on the frequency with which Say on Pay votes shall occur ("Say on Frequency") provides multiple options; the option receiving the most votes will be considered the preference of our shareholders. If your Proxy Card is marked “Abstain” on a proposal, your shares will not be counted as votes cast on that proposal.
Effect of Abstentions and Broker Non-Votes. Broker non-votes and the shares of a shareholder whose Proxy Card on any or all proposals is marked as “Abstain” will be included in the number of shares present at the Annual Meeting to determine whether a quorum is present. If you are the beneficial holder of shares held by a broker, bank or other holder of record (a “nominee”), you may instruct your nominee how to vote your shares through the voting instruction form included with this Proxy Statement. If you wish to vote the shares you own beneficially at the Annual Meeting, you must obtain a proxy from your nominee. Because directors will be elected by an affirmative vote of the majority of shares cast (or by a plurality of votes in a contested election) and the “Say on Pay” proposal, and the ratification of the appointment of our independent auditors each requires approval by a majority of the votes cast, and the "Say on Frequency" proposal will be determined based on a plurality of votes cast, votes withheld, abstentions and broker non-votes will have no effect in the election of directors or the approvals of those proposals.
Your vote is very important and we hope that you will attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting, please vote by proxy.
Registered Holders. If your shares are registered directly in your name with the Company’s transfer agent, Computershare Limited, you are considered a registered holder of those shares. Please vote by proxy in accordance with the instructions on your Proxy Card or the instructions contained in the Internet Notice.
A registered holder can vote in one of the following ways:
•Via the Internet. Go to the website noted on your Proxy Card in order to vote via the Internet. Internet voting is available 24 hours a day. We encourage you to vote via the Internet, as it is the most cost-effective way to vote. When voting via the Internet, you do not need to return your Proxy Card.
•By Telephone. Call the toll-free telephone number indicated on your Proxy Card and follow the voice prompt instructions to vote by telephone. Telephone voting is available 24 hours a day. When voting by telephone, you do not need to return your Proxy Card.
•By Mail. Mark your Proxy Card, sign and date it, and return it in the enclosed postage-paid envelope. If you elected to electronically access the Proxy Statement, you will not be receiving a Proxy Card and must vote via the Internet or by telephone.
•In Person. You may vote your shares at the Annual Meeting if you attend in person even if you previously submitted a Proxy Card or voted via the Internet or by telephone. Whether or not you plan to attend the Annual Meeting, however, we strongly encourage you to vote your shares by proxy before the Annual Meeting.
Beneficial Shareholders. If your shares are held by a nominee, you are not a registered holder, but rather are considered a beneficial holder of those shares. Your nominee will send you instructions on how to vote your shares. If you are a beneficial holder, you must obtain a proxy, executed in your favor, from your nominee to be able to vote in person at the Annual Meeting.
Voting Deadlines. The Internet and telephone voting facilities for eligible shareholders of record will close at 11:59 p.m., ET, on April 28, 2025. For shareholders who hold their shares in a brokerage account, please refer to the deadlines established by the broker. For shareholders in our 401(k) plan, the Internet and telephone voting facilities will close at 11:59 p.m., ET, on April 25, 2025.
Revocation of Proxy. Registered holders who vote by proxy, whether by telephone, Internet or mail, may revoke that proxy at any time before it is voted at the Annual Meeting. You may do this by: (a) signing another Proxy Card with a later date and delivering it to us prior to the Annual Meeting or sending a notice of revocation to the Corporate Secretary of First Bancorp at 300 SW Broad Street, Southern Pines, NC 28387; (b) voting at a later time by telephone or via the Internet prior to the deadlines noted above; or (c) attending the Annual Meeting in person and casting a ballot. If you are a beneficial holder, you may change your vote by submitting new voting instructions to your nominee.
Householding. As permitted by the Securities Exchange Act of 1934 (the “Exchange Act”), only one envelope containing two or more Notices is being delivered to shareholders residing at the same address, unless such shareholders have notified

Computershare Limited, or their nominee that they wish to receive separate mailings. If you are a beneficial holder and your shares of common stock are held by a nominee, you may contact your nominee, to discontinue householding and receive your own separate copy of the Notice in future years. If you are a registered holder of record in our shareholder list maintained by Computershare Limited, you may contact Computershare toll-free at 800-368-5948 or in writing directed to Computershare Limited, 250 Royall Street, Mail Stop 1A, Canton, MA 02021 to discontinue householding and receive multiple Notices in future years. To receive an additional Annual Report on Form 10-K or Proxy Statement this year, contact us at Shareholder Relations at 910-246-2500 or follow the instructions on the Notice. Mailing of dividends, dividend reinvestment statements and special notices will not be affected by your election to discontinue duplicate mailings of the Notice of Annual Meeting.
Electronic Access to Proxy Materials and Annual Report. This Proxy Statement and our 2024 Annual Report on Form 10-K are available at www.proxyvote.com. If you hold your common stock through a nominee, you may have the option of receiving your Proxy Statement and Annual Report on Form 10-K via the Internet. If you submit your proxy this year electronically, you may also elect to receive future Proxy Statements, Annual Reports on Form 10-K and other materials electronically by following the instructions given by your nominee when you vote.

PRINCIPAL HOLDERS OF VOTING SECURITIES
The Exchange Act requires that any person who acquires the beneficial ownership of more than five percent of the Company’s common stock notify the Securities and Exchange Commission (the “SEC”) and the Company. Following is certain information, as of the most recent practicable date, regarding those persons or groups who held of record, or who are known to the Company to own beneficially, more than five percent of our outstanding common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	5,779,189 shares(2)	13.98%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	2,789,188 shares(3)	6.75%
Franklin Mutual Advisers, LLC 101 John F. Kennedy Parkway Short Hills, NJ 07078	2,178,185 shares(4)	5.27%
Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One Austin, TX 78746	2,216,769 shares (5)	5.36%
(1)Based on a total of 41,339,783 shares of our common stock outstanding as of the Record Date.
(2)Based on a Schedule 13G/A filed by BlackRock Inc. on January 23, 2024, that indicates it holds sole power to vote 5,705,926 shares and sole power to dispose of 5,779,189 shares.
(3)Based on a Schedule 13G/A filed by The Vanguard Group on February 13, 2024, that indicates it holds sole power to vote 0 shares, shared power to vote 27,819 shares, sole power to dispose of 2,723,244 shares and shared power to dispose of 65,944 shares.
(4)Based on a Schedule 13G/A filed by Franklin Mutual Advisers, LLC on January 27, 2025, that indicates it holds sole power to vote 2,059,839 shares and sole power to dispose of 2,178,185 shares.
(5)Based on a Schedule 13G/A filed by Dimensional Fund Advisors LP on October 31, 2024, that indicates it holds sole power to vote 2,149,822 shares and sole power to dispose of 2,216,769 shares.

2024 FINANCIAL HIGHLIGHTS
We are the fourth largest bank holding company headquartered in North Carolina. At December 31, 2024, we had total consolidated assets of $12.1 billion, total loans of $8.1 billion, total deposits of $10.5 billion, and shareholders’ equity of $1.4 billion.
Our net income for 2024 was $76.2 million, and our diluted earnings per share ("D-EPS") was $1.84, compared to net income of $104.1 million, or $2.53 D-EPS, in 2023. Our 2024 results were negatively impacted by a $13.0 million provision related to potential exposures from Hurricane Helene and a $36.8 million securities loss-earnback transaction that was executed during the fourth quarter of 2024. Taking these factors into consideration, our Adjusted Net Income for 2024 was $114.6 million, and our Adjusted D-EPS was $2.77.
In this Proxy Statement, we present certain measures of our performance that are not calculated in accordance with generally accepted accounting principles (“GAAP”) which we use for purposes of evaluating our performance and which in 2024 we used for measuring certain aspects of executive incentive compensation measurement. Non-GAAP measures exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures should not be viewed as substitutes for the most directly comparable financial measures calculated in accordance with GAAP. Please see the Appendix attached to this Proxy Statement for reconciliations of net income and D-EPS to Adjusted Net Income and Adjusted D-EPS.
Please also see our Annual Report on Form 10-K for the year ended December 31, 2024 for additional details, including the section titled "Management's Discussion and Analysis of Results of Operations and Financial Condition."
Our net interest income decreased as a result of an increase in the cost of interest-bearing liabilities leading to the compression of our net interest margin ("NIM") which, on a tax-equivalent basis, declined to 2.91% in 2024 from 3.06% in 2023. The following chart reflects our yield on earning assets, our total cost of deposits and our NIM (taxable equivalent). As shown, after our NIM contracted during 2023 and early 2024, we were able to implement measures to improve our NIM during the second half of 2024.
We continue to focus on maintaining strong asset quality. Our nonperforming assets remained at a low level at $46.9 million at December 31, 2024, or 0.39% of total assets. For 2024, our net loan charge-offs were $6.0 million or 0.07% of average loans.
Our goal is to maintain sufficient capital ratios higher than the regulatory “well-capitalized” thresholds set for banks. At December 31, 2024, our leverage ratio was 11.15% compared to the regulatory well capitalized bank-level threshold of 4.00% and our total risk-based capital ratio was 16.63% compared to the 10.50% regulatory well capitalized threshold.

PROPOSAL 1 - ELECTION OF DIRECTORS
The Company’s Bylaws provide that the number of directors on our Board will be not less than seven nor more than 25, as may be fixed by resolution duly adopted by the Board at or prior to the annual meeting at which such directors are to be elected. For 2025, the size of the Board has been fixed at 11 members.
In the absence of any instructions to the contrary, proxies will be voted for the election of all 11 of the nominees listed in the table below. Should cumulative voting apply, the Proxy Holders may cumulate votes and allocate them in their discretion. If, at or before the time of the Annual Meeting, any of the nominees listed below becomes unavailable for any reason, the Proxy Holders have the discretion to vote for a substitute nominee or nominees. The Board currently knows of no reason why any nominee listed below is likely to become unavailable.
Director nominees will be elected by the affirmative vote of the majority of votes cast in the election of directors at the Annual Meeting, with a plurality vote standard for a contested director election, that is, when the number of director nominees exceeds the number of Board seats for which elections are being held, i.e. 11 seats. Abstentions from voting, as well as broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the proposal to elect directors.
NOMINATIONS FOR DIRECTOR
Nominees for election to the Board of Directors are selected by the Board prior to each annual meeting upon the recommendation of the Nominating and Corporate Governance Committee. Nominations from shareholders must be made in accordance with the Bylaws, which generally require such nominations to be made in writing and not less than 50 nor more than 75 days before the first anniversary of the date of the distribution of the Company’s proxy statement for the last meeting of shareholders called for the election of directors.
A copy of the Bylaw provision setting forth the complete procedure for shareholder nominations of directors may be obtained upon written request to First Bancorp, 300 SW Broad Street, Southern Pines, North Carolina 28387, Attention: Elizabeth B. Bostian, Executive Vice President and Chief Financial Officer.
Our Bylaws state that a nominee is ineligible to stand for election as a director after he or she has attained the age of 72, absent specific approval of an exception by the Board.
See also the section below entitled “Corporate Governance Policies and Practices - Director Nomination Process”.

DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS
Except as otherwise noted below, the following table sets forth certain information as of December 31, 2024, with respect to the Company's current directors, the 11 nominees for election to the Board of Directors and the current executive officers of the Company.
The Board of Directors recommends a vote “FOR” the election of each of these nominees.
TABLE OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

Name (Age)**	Current Director (D), Nominee (N) or Position with Company	Total Number of Common Shares Beneficially Owned (1)		Percent of Class
Directors and Nominees
Richard H. Moore (64)	Chief Executive Officer of the Company (D) (N)	186,891		*
Michael G. Mayer (65)	President of the Company (D) (N)	115,552	(2)	*
Mary Clara Capel (66)	(D) (N)	11,569		*
James C. Crawford, III (68)	(D) (N)	82,677	(3)	*
Suzanne S. DeFerie (68)	(D) (N)	67,482		*
Abby J. Donnelly (62)	(D) (N)	9,810	(4)	*
John B. Gould (72)	(D)	57,332	(5)	*
John W. McCauley (57)	(D) (N)	19,571		*
Carlie C. McLamb, Jr. (60)	(D) (N)	52,360	(6)	*
Dexter V. Perry (55)	(D) (N)	6,630		*
J. Randolph Potter (78)	(D)	8,996	(7)	*
O. Temple Sloan, III (65)	(D) (N)	15,597		*
Frederick L. Taylor, II (55)	(D) (N)	40,845	(8)	*
Dennis A. Wicker (72)	(D)	28,872	(9)	*

Non-Director Executive Officers
Elizabeth B. Bostian (45)	Executive Vice President and Chief Financial Officer of the Company and First Bank	16,742		*
Gregory A. Currie (47)	Chief Executive Officer of First Bank	28,440		*
Christian A. Wilson (44)	Operating Officer of the Company and First Bank	4,754		*
Directors/Nominees and Non-Director Executive Officers as a Group (17 persons)		754,120		1.82%
_______________________________________________________________________
*Indicates beneficial ownership of less than 1% of the issued and outstanding shares.
**Ages as of April 1, 2025.
_______________________________________________________________________
(1)Unless otherwise indicated, each individual has sole voting and investment power with respect to all shares beneficially owned by such individual, including executive officers’ reported shares in our 401(k) defined contribution plan (“401(k) plan”). Participants in the 401(k) Plan have the right to direct the trustee of the plan as to how to vote the shares credited to his/her account under the Plan.
(2)Mr. Mayer’s shares include 1,017 shares held by his spouse.
(3)Mr. Crawford’s shares include 8,325 shares held by his spouse and 6,600 shares held jointly with his children.

(4)Ms. Donnelly also holds 5,774 shares in a Rabbi Trust for director fees accumulated during her service as a director of Carolina Bank Holdings, Inc.
(5)Mr. Gould’s shares include 2,301 shares held by his spouse.
(6)Mr. McLamb’s shares include 33,139 shares held by his spouse.
(7)Mr. Potter’s shares include 1,895 shares held by his spouse, and he also held 4,100 stock options.
(8)Mr. Taylor's shares include 2,400 shares held jointly with his children.
(9)Mr. Wicker’s shares include 5,000 shares held by his spouse.
Director Nominees
Mary Clara Capel, 66, is a former member of senior management as the director of administration and marketing at Capel, Incorporated, a rug manufacturer, importer and exporter located in Troy, NC, where she was employed from 1981 until her retirement in September 2017. She is a past member of the North Carolina Banking Commission and has attended the North Carolina Bank Directors’ College. Ms. Capel has been a director of the Company since 2005 and is a former Chair of the Board of Directors.
Ms. Capel brings to our Board business executive decision making and oversight skills as a result of her 37 years of experience with a third-generation family business, which grew from its rug manufacturing operation in Troy, North Carolina to importing and exporting rugs worldwide.
James C. Crawford, III, 68, served on the Board of Directors, including as its Chair, of Great Pee Dee Bancorp, Inc., a bank holding company headquartered in Cheraw, SC, from 1992 until its acquisition by the Company in 2008. Mr. Crawford is the retired Chief Executive Officer of B.C. Moore and Sons, Inc., a department store chain. He has been a director of the Company since 2008. Mr. Crawford served as the Chair of the Board of Directors of the Company and First Bank from 2014 until January 2022 and was elected to serve in the newly-created role of Lead Independent Director of the Company in January 2022.
Mr. Crawford brings to our Board extensive experience with accounting and finance, as well as oversight and management of multiple businesses.
Suzanne S. DeFerie, 68, served as Executive Vice President and Regional President for the Asheville Region of First Bank upon the merger of ASB Bancorp with the Company in 2017 until her retirement in September 2019 at which point she joined the Board of Directors of the Company. She served as the President and Chief Executive Officer of ASB Bancorp and Asheville Savings Bank, its banking subsidiary, from 2008 until ASB Bancorp’s merger with the Company. Ms. DeFerie holds a CPA license and is active in the banking industry and the Asheville community, currently serving on the Board of Directors of the Federal Home Loan Bank of Atlanta, ANC Health Care (formerly Mission Health System), the Asheville Area Chamber of Commerce Community Betterment Foundation, and the Asheville Merchants’ Fund. Ms. DeFerie has been designated as an “audit committee financial expert” in accordance with SEC regulations.
Ms. DeFerie brings to our Board extensive experience in the banking and finance industry and has held numerous leadership positions throughout her professional and volunteer career.
Abby J. Donnelly, 62, is founder and Chief Executive Officer of The Leadership & Legacy Group, a consulting practice in leadership development and executive succession. She is the best-selling author of An Insider's Guide to Succession and Exit: Beyond the Financials - 10 Powerful Principles for Transitioning Your Business. Ms. Donnelly served as a director of Carolina Bank Holdings, Inc. (“CBHI”) from 2014 until its merger with the Company in 2017, at which time she joined our Board. Ms. Donnelly has been active in volunteering and serving in many leadership roles in various civic organizations in the Greensboro area. She has attended the North Carolina Bank Directors’ College and the North Carolina Bank Directors’ Assembly.
Ms. Donnelly brings to our Board business leadership, innovation, decision-making expertise, and extensive experience in executive succession planning and exit strategies, as well as oversight skills as a result of her work history, community leadership and ownership of a business.
Michael G. Mayer, 65, became the President of First Bank in 2014, was appointed as a director of First Bank in 2014, and was named the Chief Executive Officer of First Bank in 2017. Mr. Mayer was named the President of the Company in 2016 and was appointed to our Board in 2017. Prior to joining the Company, Mr. Mayer held various senior banking positions over his 43-year banking career.

Mr. Mayer has had an extensive career in the banking industry and brings experience, leadership, and managerial skills to our Board.
John W. McCauley, 57, served on the boards of Select Bank and Select Bancorp from 2004 until their acquisition by the Company in 2021, at which time he joined our Board. Mr. McCauley is the Chief Executive Officer of Highland Paving Co., LLC, a highway construction firm engaged primarily in the manufacture and placement of hot mix asphalt. He also is general manager of McCauley-McDonald Investments, Fayetteville, NC, which owns and leases approximately 70 commercial properties in North Carolina. He has attended the North Carolina Bank Directors’ College and holds a Bachelor of Science in Economics from Davidson College, and a law degree from the University of North Carolina School of Law.
Mr. McCauley brings to our Board significant experience as a bank director and legal knowledge, as well as extensive business expertise arising from his oversight and management of multiple companies.
Carlie C. McLamb, Jr., 60, Mr. McLamb served on the Select Bancorp and Select Bank’s boards of directors from 2010 until their acquisition by the Company in 2021, at which time he joined the Board of the Company. Mr. McLamb is president of Carlie C’s IGA, a retail supermarket chain. Mr. McLamb was a founding director of Computer World Inc. and has served as a director and former chairman of the board of that company. In addition, he is currently serving on the Board of Directors for the North Carolina Retail Merchants Association and the Manna Fayetteville Dream Center. He is a former trustee and current presidential advisor of Campbell University. Mr. McLamb has completed the North Carolina Advanced Bank Directors’ College program. Mr. McLamb is a past President of the Carolina Food Industry Council.
Mr. McLamb brings to our Board significant experience as a bank director, extensive business expertise arising from his oversight and management of multiple companies, and valuable experience and knowledge arising from his other board and trustee positions.
Richard H. Moore, 64, was named as President and Chief Executive Officer of the Company in 2012. Prior to joining the Company, he served as a managing director of San Diego-based Relational Investors LLC. Prior to joining Relational Investors, he served two terms as State Treasurer of North Carolina and for four years as the Secretary of Crime Control and Public Safety. Mr. Moore also served as Chair of the North Carolina Banking Commission for eight years. He currently serves on numerous committees and boards of the New York Stock Exchange (NYSE) and is the past Chair of the NYSE Regulation Board of Directors. Mr. Moore was previously an Assistant U.S. Attorney and also practiced corporate, real estate and tax law for many years. He is a former trustee of Wake Forest University and served on its Investment Committee. Mr. Moore has been a director of the Company since 2010 and was elected as the Chair of the Board in 2022.
Mr. Moore’s career has provided him with extensive financial and accounting experience and gives him keen insight with respect to budget and audit matters, as well as the oversight, governance and management of larger organizations.
Dexter V. Perry, 55, is a Certified Financial Planner and a registered Investment Advisor Representative with One Providence Capital, LLC, a registered Investment Adviser Firm based in Apex, N.C. Mr. Perry joined our Board in 2021. He began his career as a consumer bank manager and investment sales producer with First Union National Bank. After earning a Bachelor of Arts degree in Economics from Duke University in 1991, Mr. Perry served on the Board of Trustees of the N.C. Supplemental Retirement Plan, chairing the audit committee and the investment subcommittee, the latter of which was charged with overseeing and monitoring plan assets in excess of $6 billion and reviewing the investment manager performance of over 25 individual mandates stipulated by the plan. Mr. Perry also served for three years on the Board of Directors for the John Rex Endowment, also serving as a member of its finance committee, which oversaw investment assets of over $75 million. He also served on the credit committee for Generations Community Credit Union in Durham, NC until its merger with Self-Help Credit Union, in 2014, and served on the boards of directors of Mechanics & Farmers Bank, Durham, NC, and its holding company, M&F Bancorp, Inc., from 2018 until 2021. Mr. Perry currently serves on the board of trustees for Asheville School located in Asheville, NC.
Mr. Perry brings to our Board financial, investment and banking expertise, as well as valuable experience and knowledge arising from his board and trustee positions.
O. Temple Sloan, III, 65, is the former Chief Executive Officer and President of General Parts, Inc. (“GPI”), the largest privately-owned auto parts supplier in the United States, which owned and operated more than 3,100 Carquest Auto Parts stores and over 80 WORLDPAC branches in the United States, Canada and Puerto Rico. Mr. Sloan is currently a director and audit committee chairman of Golden Corral Corporation, and previously served as a director of Advance Auto Parts, Inc. and Car Care Council. He is currently a member of The University of North Carolina Board of Governors, and is a former member of the Board of Trustees of Northwood University. Mr. Sloan has served on our Board since 2015.

Mr. Sloan brings to our Board business leadership, innovation, executive decision making and oversight skills as a result of 30 years of experience in a commercial business.
Frederick L. Taylor, II, 55, is President of Troy Lumber Company, located in Troy, NC, where he has been employed since 1992. Mr. Taylor has been a director of the Company since 2005.
Mr. Taylor brings to our Board business-building skills and experience. Additionally, Mr. Taylor has experience in overseeing the preparation of financial statements and review of accounting matters.

Executive Officers
In addition to Mr. Mayer and Mr. Moore:
Elizabeth B. Bostian, 45, was named the Chief Financial Officer of the Company and First Bank in 2021. She has oversight of the finance, legal and human resources functions and also serves as Executive Vice President of the Company and First Bank, a position she has held since 2016. Ms. Bostian joined the Company and First Bank in 2012 as corporate legal counsel and served as the Secretary of the Company and First Bank from May 2014 to November 2021. Prior to First Bank, Ms. Bostian was a creditors' rights attorney at Maynard Nexsen PC (formerly Nexsen Pruet PLLC).
Gregory A. Currie, 47, was named the President of First Bank in November 2023 and was also named Chief Executive Officer of First Bank in February 2025. Mr. Currie joined First Bank in September 2015 as Executive Vice President and Regional President and until his promotion to Chief Banking Officer in November 2021. Previously, Mr. Currie was Managing Director of the Financial Institutions Group at PNC Capital Markets and held various positions at RBC Bank, including Chief Operating Officer of Commercial Markets.
Christian A. Wilson, 44, joined the Company in May 2024 as Executive Vice President and Chief Operating Officer of the Company and First Bank. Mr. Wilson has oversight of the operations and technology functions of the Company. Prior to joining First Bank, he spent ten years with Fiserv in New York City overseeing Credit, Fraud and Risk.
BOARD COMMITTEES AND ATTENDANCE
The Board of Directors has established five standing committees: the Executive and Loan Committee, the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Risk Committee. In addition, the Board may establish other committees from time to time for specific purposes. The following table presents the 2024 membership of the five standing committees:

	Executive and Loan Committee	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Risk Committee
Mary Clara Capel	X	X	X	X	X
James C. Crawford, III	X	X	X (c)	X (c)	X
Suzanne S. DeFerie	X	X (c)	X	X	X
Abby J. Donnelly	X		X	X
Mason Y. Garrett (1)	X
John B. Gould	X	X	X	X
Michael G. Mayer					X
John W. McCauley	X	X	X	X
Carlie C. McLamb, Jr.	X	X	X	X
Richard H. Moore	X (c)				X (c)
Dexter V. Perry	X	X	X	X	X
J. Randolph Potter	X	X	X	X	X
O. Temple Sloan, III	X	X	X	X
Frederick L. Taylor, II	X	X	X	X
Dennis A. Wicker	X		X	X

_______________________________________________________________________

(c) - indicates the director served as committee chair during 2024.
(1) - Mr. Garrett retired during 2024.
Executive and Loan Committee
The Executive and Loan Committee is authorized, between meetings of the Board of Directors, to perform all duties and exercise all authority of the Board, except those duties and authorities exclusively reserved to the Board by applicable law. The Executive and Loan Committee also serves as Loan Committee for First Bank. The Committee held 11 meetings during 2024.
Audit Committee
The Audit Committee is responsible for the appointment, compensation and oversight of the Company’s independent auditors, and must approve in advance all audit fees and the terms of all non-audit services provided by the independent auditors. The Audit Committee reviews and presents to the Board of Directors information regarding the effectiveness of the Company’s policies and procedures with respect to auditing, accounting, and internal controls. The Audit Committee also reviews the Company’s financial reporting process on behalf of the Board. All of the current members of the Audit Committee are independent, as defined under the rules of The Nasdaq Stock Market (“NASDAQ”) and the Exchange Act, as well as the Company’s Corporate Governance Guidelines. In 2023, the Board determined that Ms. DeFerie was an “audit committee financial expert” within the meaning of SEC rules and regulations. In 2023, Ms. DeFerie succeeded Virginia Thomasson as chair of the Audit Committee. Ms. Thomasson retired from the Board of Directors in May of 2024. The Committee held eight meetings during 2024.
The Audit Committee reviews and ratifies its charter on an annual basis. The Audit Committee charter is available on the Company’s website at www.LocalFirstBank.com under the tab “About – Investor Relations – Corporate Overview – Governance Documents.”
Compensation Committee
Generally, the Compensation Committee is responsible for reviewing the compensation policies and benefit plans of the Company and First Bank, and for making recommendations regarding the compensation of their executive officers. The Committee also administers the Company’s equity compensation plans. Each of the current members of the Committee is independent under the rules of the NASDAQ and the Exchange Act, as well as the Company’s Corporate Governance Guidelines. The Committee held four meetings during 2024.
The Compensation Committee reviews and ratifies its charter on an annual basis. The Compensation Committee charter is available on the Company’s website at www.LocalFirstBank.com under the tab “About – Investor Relations – Corporate Overview – Governance Documents.”
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for identifying and recommending qualified individuals to become Board members, determining the composition of the Board and its committees, and developing and implementing the Company’s Corporate Governance Guidelines. The Committee will consider shareholder nominees for Board membership. Any shareholder wishing to nominate a candidate for director must follow the procedures described in the section “Nominations For Director” above. The section below entitled “Corporate Governance Policies and Practices - Director Nomination Process” describes the process utilized by the Committee for identifying and evaluating candidates to be nominated as directors. Each of the current members of this Committee is independent as defined by the rules of NASDAQ and the Company’s Corporate Governance Guidelines. The Committee held three meetings during 2024.
The Nominating and Corporate Governance Committee reviews and ratifies its charter on an annual basis. The Nominating and Corporate Governance Committee charter is available on the Company’s website at www.LocalFirstBank.com under the tab “About – Investor Relations – Corporate Overview – Governance Documents.”
Risk Committee
Generally, the Risk Committee oversees management’s implementation and operation of a risk management system. Mr. Moore is serving as Chair. The Committee met four times in 2024.

The Committee also reviews and ratifies its charter on an annual basis. The Risk Committee charter is available on the Company’s website at www.LocalFirstBank.com under "About Us - Investor Relations - Governance - Governance Documents."
Attendance
The Board of Directors held twelve meetings during 2024. All of the director nominees for election attended at least 75% of the aggregate number of meetings of the Board and the standing Committees on which they served during the period they were directors and members of such Committees.
CORPORATE GOVERNANCE POLICIES AND PRACTICES
The Company has developed, and operates under, corporate governance principles and practices that are designed to maximize long-term shareholder value, align the interests of the Board and management with those of the Company’s shareholders, and promote the highest ethical conduct among directors and employees (“Corporate Governance Guidelines”). Highlights of the Corporate Governance Guidelines are described below.
Director Independence
The Board of Directors believes that a substantial majority of the Board should consist of directors who are independent under the rules of the NASDAQ and the Exchange Act, and as further defined in our Corporate Governance Guidelines. The Board makes an annual determination regarding the independence of each director. The Board last made these determinations for each member of the Board in February 2025, based on the review of director questionnaires designed to elicit information regarding independence. The Board has determined that 12 of its 14 current directors (nine of the 11 director nominees) are independent under the rules of the NASDAQ, the Exchange Act and our Corporate Governance Guidelines. The individuals who are not independent are Mr. Moore and Mr. Mayer because they are current employees of the Company.
Annual Director Re-Election
Since the Company’s inception, its Bylaws have required that directors must stand for re-election to the Board of Directors at each annual shareholders’ meeting. The Board believes that this policy allows for shareholders to hold directors more directly accountable for corporate performance compared to the staggered board structure in use at many public companies, which permits directors to hold their positions for several years without re-election.
Board Leadership Structure
The Board of Directors recognizes the importance of a strong independent board. It maintains a supermajority of independent directors, has regular meetings of the Board in executive session without the presence of employee directors, has a succession plan for incumbent management and determines management compensation by a committee of independent directors.
In 2022, the Board of Directors elected Mr. Moore, the Chief Executive Officer of the Company, as its Chair and elected Mr. Crawford, who had served as the Chair since 2014, to serve in the newly-created role of Lead Independent Director. In structuring the Board leadership in this manner, the Board recognized the benefits of having an executive chair with deep experience in the financial services industry and knowledge of the Company’s emerging risks and issues that flows from close coordination with the management team. The combined Chair and CEO role allows the Company to communicate its strategy to employees, customers, regulators, shareholders, and other stakeholders with a single voice.
The Company likewise benefits from a Lead Independent Director. The Lead Independent Director’s duties and responsibilities include: setting the agenda for and presiding over meetings and executive sessions of the non-employee directors; advising the Chair and CEO as to the quality, quantity, and timeliness of the flow of information from the Company’s management that is necessary for the non-employee directors to effectively and responsibly perform their duties; acting as a “sounding board” and advisor to the Chair and CEO; contributing to the performance review of the Chair and CEO; and staying informed about the strategy and performance of the Company and reinforcing that expectation for all Board members.
The Board’s Role in Risk Oversight
The Board believes that each director has a fiduciary duty to monitor and assist in managing risks faced by the Company. At a minimum, this requires our directors to actively engage in Board discussions, review materials provided to them, and know when it is appropriate to request further information from management and/or engage the assistance of outside advisors. Furthermore, because the banking industry is highly regulated, certain risks to the Company are monitored by the Board and the Audit Committee through reviews of the Company’s and First Bank’s compliance with banking laws and regulations and recommendations contained in regulatory examinations.
Because we believe risk oversight is a responsibility for each member of the Board of Directors, we allocate responsibility for risk management to all of the Board’s committees, with the Risk Committee serving as the primary source of Board oversight of management’s implementation of the Company’s risk management system.
Each of our other Committees concentrates on specific risks for which its members have an expertise, and each Committee is required to regularly report to the Board of Directors on its findings. For example, the Audit Committee regularly monitors the Company’s and First Bank’s exposure to fraud risk and internal controls. Our Compensation Committee’s role in monitoring the risks related to our compensation structure is discussed in further detail below. See “Compensation Committee Report” on page 28.
Executive Sessions
The Board of Directors has adopted a resolution requiring that the independent directors of the Company meet at least twice a year in executive session with no non-independent directors or employees of the Company present. At these meetings, the independent directors discuss strategic or other key issues regarding the Company. Three such executive sessions were held in 2024.
Director Nomination Process
The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become Board members and recommending nominees for election to the Board. The goal of the Committee is to create a Board that will demonstrate objectivity and the highest degree of integrity on an individual and collective basis. In evaluating current members and new candidates, the Committee considers the needs of the Board and the Company in light of the current mix of director skills and attributes. In addition to requiring that each director possess the highest integrity and character, the Committee’s evaluation of director candidates includes an assessment of issues and factors regarding an individual’s familiarity with the market areas of First Bank, independence as defined by the various applicable laws and rules, business experience, accounting and financial expertise, diversity, and awareness of the Company’s responsibilities to its customers, employees, regulatory bodies, and the communities in which it operates. The Committee also takes into consideration the Board’s established policies relating to the Board’s retirement policy and the ability of directors to devote adequate time to Board and committee matters. When the Committee is considering current Board members to recommend for re-election, it also considers prior Board contributions and performance, as well as meeting attendance records.
The Nominating and Corporate Governance Committee does not have any formal guidelines regarding how it should consider diversity in identifying nominees for director. However, the Committee values the diversity on our current Board and is cognizant of the benefits of a diverse membership. Based upon self-identification by each member of the Company’s Board, the diversity composition of the Board is as follows:

Board Diversity Matrix (As of March 7, 2025)
Total Number of Directors: 14
	Female	Male
Part I: Gender Identity
Directors	3	11
Part II: Demographic Background
African American or Black		1
White	3	10
The Nominating and Corporate Governance Committee may seek the input of the other members of the Board and management in identifying and attracting director candidates that are consistent with the criteria outlined above. In addition, the Committee may use the services of consultants or a search firm, although it has not done so in the past. The Committee also will consider recommendations by shareholders of qualified director candidates for possible nomination to the Board. Shareholders may recommend qualified director candidates by writing to the Company’s Corporate Secretary at 300 SW Broad Street, Southern Pines, North Carolina 28387. Submissions should include information regarding a candidate’s background, qualifications, experience, and willingness to serve as a director. Based on a preliminary assessment of a candidate’s qualifications, the Committee may conduct interviews with the candidate and request additional information from the candidate. The Committee uses the same process for evaluating all nominees, including those recommended by shareholders.

In addition, the Company’s Bylaws contain specific conditions under which persons may be nominated directly by shareholders as directors at an annual meeting of shareholders. The provisions include the condition that shareholders comply with the advance notice requirements described under the section entitled “Nominations for Director” above.
Stock Ownership Requirements
The Board of Directors has adopted a stock ownership policy for all directors. This policy requires that any nominee for the Board must either own, or commit to acquire, common stock of the Company with a monetary value at least equal to five times the cash value of annual director compensation. Newly elected directors have until January 1st of the third year following the date of their election to satisfy this minimum stock ownership requirement. Once the minimum ownership requirement is met, the Board member is deemed to have satisfied this requirement even if subsequent decreases in the Company’s stock price cause the value of the member’s holdings to fall below the minimum threshold. All current directors and nominees are currently in compliance with the policy. The Board believes that this stock ownership policy substantially enhances shareholder value by materially aligning the Board’s interests with those of our shareholders.
Mandatory Retirement
The Bylaws state that a nominee will be ineligible to stand for election as a director after he or she has attained the age of 72, absent specific approval of an exception by the Board. All of the nominees are less than 72 years of age.
Communications with Directors
The Board of Directors believes that it is important that a direct and open line of communication exist between the Board and our shareholders and other interested parties. Any shareholder or other interested party who desires to contact one or more of the Company’s directors may send a letter to the following address:
First Bancorp Board of Directors
300 SW Broad Street
Southern Pines, North Carolina 28387
In addition, any shareholder or other interested party who has any concerns or complaints relating to accounting, internal controls or auditing matters may contact the Audit Committee by writing to the following address:
First Bancorp Audit Committee
300 SW Broad Street
Southern Pines, North Carolina 28387
All such communications will be forwarded to the appropriate party as soon as practicable without being screened.
Annual Meeting Policy
Directors are expected to attend the Annual Meeting. All members of the Board attended the Company’s 2024 annual meeting of shareholders.
Code of Ethics
The Board of Directors has adopted a Code of Ethics that applies to the Company’s directors and employees, including the CEO, President and Chief Financial Officer. The Code includes guidelines relating to ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with, and reporting violations of, the Code of Ethics. The Code of Ethics is available on the Company’s website at www.LocalFirstBank.com under the tab “About – Investor Relations – Corporate Governance.” Any amendments or waivers to the Code of Ethics will be disclosed in the same location on the Company’s website.
Those nominees who receive an affirmative vote of the majority of votes cast, with a plurality vote standard for a contested director election, will be elected as directors. The Board of Directors recommends that shareholders vote “FOR” each of the 11 nominees listed above. Unless indicated to the contrary, proxies will be voted “FOR” each of the 11 nominees.

Insider Trading Policies
We have adopted insider trading policies and procedures applicable to our officers, directors, agents, employees and related persons and entities, including the Company, and have implemented processes for the Company, that we believe are reasonably designed to promote compliance with insider trading laws, rules, and regulations, and NASDAQ listing standards.
Our Insider Trading and Section 16 Reporting Policy and Securities Law Compliance Policy (together, our “Insider Trading Policies”) prohibit our officers, directors, agents, employees and related persons and entities from trading in securities of the Company while in possession of material, nonpublic information. They also prohibit trading in securities of any other company about whom they learn material, nonpublic information in the course of performing duties for the Company.
Our Insider Trading Policies also generally prohibit our officers, directors, agents, and employees from disclosing material, nonpublic information regarding the Company.
Our Insider Trading Policies require that our executive officers, directors and other designated employees only transact in Company securities during an open window period, subject to limited exceptions. In addition, they encourage our executive officers, directors and certain other designated employees to seek pre-clearance in advance of transactions in Company securities in order to mitigate the risk of inadvertent violations.
Award of Stock Rights Policy
In 2023, the Company adopted an Award of Stock Rights Policy which places restrictions on the award of options, stock appreciation rights, restricted stock, restricted stock units and other similar instruments to the Company’s directors, executive officers and 10% shareholders during periods that the Company is in receipt of material nonpublic information or during any period beginning four business days before the filing of a periodic report on Form 10-K or Form 10-Q and before the filing of certain Forms 8-K.
During the fiscal year ended December 31, 2024, the Company did not award an option to purchase or acquire its common stock during any period beginning four business days before the filing of a periodic report on Form 10-K or 10-Q, or the filing or furnishing of a report on Form 8-K that disclosed material nonpublic information and ending one business day after the filing or furnishing of such a report to any of the Company’s named executive officers.

COMPENSATION DISCUSSION AND ANALYSIS
We discuss below our compensation program for our named executive officers (“NEOs”), our principal executive officer, our principal financial officer, and our other most highly compensated executive officers. The compensation policies relating to our CEO are discussed separately in cases where the policies differ materially for our other named executive officers (“Other NEOs”). We focus on compensation and practices relating to 2024, our most recently completed fiscal year, with prior years referenced as necessary to provide context.
Structure and Role of the Compensation Committee
The Board’s Compensation Committee (referred to as the “Committee” in the remainder of this Compensation Discussion and Analysis) consists entirely of independent directors.
The Committee is primarily responsible for the following:
•reviewing the Company’s overall compensation practices as they relate to the Company’s risks;
•reviewing the performance of our CEO;
•determining, or recommending to the Board for its determination, the CEO’s compensation, including salary, bonus, incentives and equity compensation;
•reviewing and approving the CEO’s recommendations about the compensation of our Other NEOs;
•recommending to the Board the performance targets for our annual incentive plan;
•periodically reviewing our equity-based and other incentive plans and recommending any revisions to the Board;
•recommending to the Board any discretionary 401(k) contributions;
•recommending director compensation to the Board;
•approving any equity compensation grants;
•approving employment and other agreements with the Company’s executive officers; and
•reviewing the Company’s compliance with legal and regulatory requirements related to compensation arrangements or practices.
Compensation Philosophy and Objectives
The objectives of our executive compensation programs are as follows:
•fairly compensate executive officers for their efforts;
•attract and retain quality executive leadership;
•reward the achievement of annual corporate performance targets; and
•align executive officers’ long-term interests with those of our shareholders.
Our compensation program seeks to reward our executives’ contributions to corporate performance, including contributions of leadership, effort, creative ideas, industry and operational knowledge and ethical behavior, all in pursuit of increasing shareholder value. The Committee’s general philosophy is that we should compensate our executive officers at approximately the same average level as corresponding officers at similarly situated peer financial services companies. While that is our general philosophy, we may position a base salary in the upper quartile of the market due to experience, performance, or competitive considerations. Also, we provide incentives that may result in compensation reaching the upper quartile of the market when performance exceeds targets.
Because the Committee bases its compensation decisions on the objectives and philosophy described above, it does not take into account an individual’s net worth or the wealth the individual has accumulated from prior compensation.
Competitive Positioning
Periodically, the Committee engages outside compensation consultants to evaluate whether our compensation practices are consistent with meeting our objectives. In these engagements, the Committee instructs the consultant to compare our compensation practices and compensation levels to those of a peer group of similarly situated financial services companies. The consultant then provides the Committee with analyses and recommendations.
In January 2022, the Committee most recently engaged and met with Pearl Meyer & Partners (“Pearl Meyer”) to review and advise the Committee on executive compensation matters. At this meeting, Pearl Meyer presented the Committee with its findings, which it based on a study of 2020 data (the most current data then available).

The Pearl Meyer analyses compared the compensation of Mr. Moore and Mr. Mayer to a representative sample of 21 publicly traded financial institutions that were comparable to the Company in either location and asset size or in performance measures. This peer group consisted of the following companies (hereinafter defined as, the “Peer Group”):

•Brookline Bancorp, Inc.
•Customers Bancorp, Inc.
•Eagle Bancorp, Inc.
•FB Financial Corporation
•First Busey Corporation
•First Commonwealth Financial Corp.
•First Financial Bancorp
•Heartland Financial USA, Inc
•Lakeland Bancorp, Inc.
•Northwest Bancshares, Inc.

•Park National Corporation
•Renasant Corporation
•S&T Bancorp
•Sandy Spring Bancorp, Inc.
•Seacoast Banking Corporation of Florida
•ServisFirst Bancshares, Inc.
•Towne Bank
•TriState Capital Holdings, Inc.
•Trustmark Corporation
•United Community Banks, Inc.
•WesBanco, Inc.

The results of the analyses were considered by the Committee in determining the appropriate components and amounts of executive compensation for 2022. Because the Committee made minimal changes to executive compensation in 2023 and 2024, it did not seek consultation from Pearl Meyer or any other compensation consultant during those years.
Executive Compensation Program Overview
The five primary components of our executive compensation program are:
•Base salary;
•Annual cash incentives;
•Equity grants;
•Benefits; and
•Post-termination compensation.
The following is an overview of our Annual Incentive Plan that includes our CEO, our other NEOs and other officers of the Company.
Annual Incentive Plan Overview
The Annual Incentive Plan ("AIP") provides our NEOs and other officers with the opportunity to earn an annual cash and/or stock incentive if the Company achieves certain performance goals. The Committee believes that a meaningful amount of each of our Other NEO’s annual compensation should be tied to the Company’s performance. The Committee believes this structure reflects a proper balance of compensation that provides our officers with a baseline level of financial stability (in the form of base salary), while also providing an appropriate incentive based on the Company’s performance. Amounts of annual incentive earned were included in the Pearl Meyer analyses described above, which the Committee considers in determining the appropriateness of amounts of annual incentive awards that are able to be earned by our NEOs.
Our AIP pays cash and stock incentives within the first 75 days of each year based on the Company’s performance in the prior year. Each participant’s total possible incentive is based on a target payout percentage set for each participant. The AIP uses multiple performance measures to determine the amount of each participant’s total incentive. The Committee assigns a weight to each performance measure, with the sum of the weights equal to 100%. The weight is the percentage of each participant’s total incentive that will be based on that particular performance measure. The Committee also sets threshold, target and maximum performance levels for each measure. If we do not achieve the threshold performance level, participants earn no incentive for that measure. Participants earn 50% of their target payment for the measure if we meet the threshold level, 100% if we meet the target level and 150% if we achieve or exceed the maximum level.
The following are the target incentive percentages for our NEOs that were set by the Committee for 2024 performance:
•Mr. Moore's target incentive percentage was set at 50% of his base salary;
•Mr. Mayer's target incentive percentage was set at 75% of his base salary;
•Ms. Bostian’s target incentive percentage was set at 45% of her base salary; and
•Mr. Currie’s target incentive percentage was set at 50% of his base salary.

In connection with the hiring of Mr. Wilson, his 2024 target incentive percentage was set at 30% of his base salary.
The AIP includes clawback provisions that allow the Company to recoup incentive amounts paid to NEOs and other designated employees if the Company is required to restate its financial statements. The amount of any clawback is computed by calculating the difference in the award payment based on the restated financial statement amounts compared to the amounts that were used to calculate the initial award.
In the information that follows, we discuss the compensation of our CEO and then we discuss the compensation of our Other NEOs.
Compensation of Richard H. Moore, Chief Executive Officer and Chair of the Board of Directors
Base Salary. In January 2022, Mr. Moore was elected to be the Chair of the Board of Directors while continuing as CEO of the Company. In connection with the additional responsibilities he assumed as Chair, as well as part of its regular review of NEO compensation, in January 2022, the Committee engaged Pearl Meyer to perform a study and make recommendations about Mr. Moore’s compensation.
The Pearl Meyer analyses included a comparison of Mr. Moore’s compensation to the Peer Group. Based on this analyses, Pearl Meyer recommended that Mr. Moore’s base salary be adjusted to $525,000, with his other compensation elements remaining the same. Pearl Meyer concluded that this change would put Mr. Moore’s compensation as Chair and CEO in approximately the 50th percentile of similarly situated executives of the Peer Group. The Committee accepted this recommendation and Mr. Moore’s base salary was set at $525,000 for the remainder of 2022. At its January meetings, the Compensation Committee determined not to make any changes to Mr. Moore's base salary for 2023 or 2024.
Annual Incentive Plan. Mr. Moore participates in the AIP based on the Company’s achievement of performance goals established and weighted by the Committee. The range of Mr. Moore's annual performance incentive for 2024 was from $131,250 to $393,750 and was payable 50% in cash and 50% in restricted stock, with the stock vesting annually in one-third increments. See previous discussion of Annual Incentive Plan for additional information concerning the AIP.
The Company’s 2024 performance goals were the same for Mr. Moore as those for the Other NEOs under our AIP and are discussed below in the section for Compensation of Other NEOs. The Committee reviewed the Company’s performance for 2024 and determined that Mr. Moore’s payout according to the formula noted above resulted in an incentive of $219,713. Mr. Moore was paid 50% of that amount in cash, which amounted to $109,856, and he was granted 2,489 shares of the Company’s restricted common stock, with a value of $109,857 which will vest in equal one-third increments on January 5, 2026, January 5, 2027 and January 5, 2028.
Long-Term Equity Grants. As discussed in more detail in the section below entitled “Equity Grants,” in July 2024, Mr. Moore and other officers of the Company were granted restricted shares of the Company’s common stock in an effort to promote share ownership and management retention. The shares vest at the end of three years. Mr. Moore was granted 13,234 shares of restricted stock on July 23, 2024, which had a value of $525,000.
In addition to the financial terms discussed above, other provisions of Mr. Moore’s employment agreement are as follows:
•One-year term, automatically renews unless either party gives written notice of non-renewal;
•A right to participate in Company benefit plans made available to other employees – see discussion of these benefits in the section below entitled “Other NEOs;”
•Reimbursement of the costs of participation in the North Carolina State Health Plan;
•Upon termination and the occurrence of certain events within 12 months of a change in control, the right to receive 2.99 times his base salary, continuation of health insurance reimbursements for 12 months, and vesting of any unvested long-term incentive compensation awards;
•In the event of termination by the Company without “cause,” his long-term incentive compensation awards vest in full; and
•For six months following termination of employment, he is subject to noncompetition and nonsolicitation restrictions.
Changes for 2025. At its January 2025 meeting, the Compensation Committee determined that Mr. Moore's base salary should be increased to $550,000. Mr. Moore's target incentive percentage under the AIP was increased to 75% of his annual base salary for 2025.

Compensation of Other NEOs
Base Salary. We pay each of our Other NEOs a base salary because it provides a minimum level of compensation and is necessary for recruitment and retention. The Committee intends that our Other NEOs’ base salaries will provide them with a competitive baseline level of compensation commensurate with their individual experience, performance and scope of responsibility. An important aspect of base salary is the ability of the Committee, the Board and the CEO (in the case of Other NEOs’ salaries) to use annual base salary adjustments to reflect an individual’s performance or changed responsibilities.
Base salary levels are also important because we generally tie incentive and long-term compensation to an officer’s base salary. For example, awards under our Annual Incentive Plan are measured as a percentage of base salary.
In October 2021, the Company announced changes in its organizational structure and to its management team. These changes included the naming of Elizabeth B. Bostian as Chief Financial Officer of the Company and the Bank, and the naming of Gregory A. Currie as the Chief Banking Officer of First Bank. This resulted in Ms. Bostian and Mr. Currie becoming NEOs of the Company. In December 2021, the Committee reviewed and adjusted the salaries of Ms. Bostian and Mr. Currie, with Ms. Bostian’s base salary being set at $340,000 and Mr. Currie’s base salary being set at $375,000.
At its January 2022 meeting, the Compensation Committee reviewed the compensation elements for its Other NEOs. With respect to Mr. Mayer, the Committee reviewed Pearl Meyer’s analyses that included the Peer Group as was noted above for Mr. Moore. Based on its review of those analyses, the Committee approved an increase in Mr. Mayer’s base salary from $625,000 to $725,000 for the remainder of 2022, which the Committee concluded would result in Mr. Mayer’s total compensation being at approximately the 50th percentile of the Peer Group.
In October 2022, the Committee adjusted the salaries of Ms. Bostian and Mr. Currie once again in recognition of their increased roles and responsibilities, with Ms. Bostian’s base salary being set at $450,000 and Mr. Currie’s base salary being set at $500,000.
In January 2023, the Committee approved an increase to Mr. Mayer’s base salary from $725,000 to $775,000 for 2023. In November 2023, the Company announced Mr. Currie's promotion from Chief Banking Officer to President of First Bank. Further, in February 2025, the Company announced Mr. Currie's promotion to Chief Executive Officer of First Bank, with Mr. Mayer continuing as the President of the Company.
For 2024, there were no changes to base salaries for our Other NEOs.
See "Changes to 2025 Compensation Elements for Other NEOs” below for discussion of salaries for 2025.
Annual Incentive Plan.
In order to determine each NEO’s incentive payment under the AIP, the applicable target percentage is multiplied by the executive’s base salary, which is then multiplied by the sum of the performance percentages earned. Incentives are directly proportional to performance between any of these set points. Thus, an NEO’s actual incentive could range from 0% to 150% of the executive’s target incentive percentage. The calculated incentive payment is then split evenly between cash and restricted stock. In light of the succession plan actions announced in February 2025, the Committee determined that Mr. Mayer's 2024 incentive payment was to be delivered solely in cash.
The following table shows the thresholds, targets, maximums and weightings for each performance goal that the Committee approved for 2024 for the Company’s executive officers, which included the Company’s NEOs, and also reflects the performance percentages that resulted from the actual results as it relates to our executive officers:

Measurement		Threshold	Target	Maximum	Weight	Actual for 2024	Performance Percentage
1	Diluted Earnings Per Share	$2.54	$3.16	$3.65	50%	$2.77 (1)	34.3%
2	Retail Deposit Growth	1.7%	3.7%	5.7%	25%	5.10%	32.9%
3	Efficiency Ratio	61.9%	57.2%	54.3%	25%	60.4%	16.5%
					100%		83.7%
(1) For 2024, the D-EPS was $1.84; however, the Committee determined to utilize Adjusted D-EPS, which was $2.77. See "2024 FINANCIAL HIGHLIGHTS" and the discussion on page 21 for additional information about this alternative measurement.
The Committee selected the above measures and goals for our executive officers' compensation because we use those same types of criteria for our branch employees and we desire to have the interests of our executive officers aligned as much as possible with our employees in the field. The following includes some of the specific reasons we selected each measure and goal:
(1)Earnings Per Share – Diluted – A direct profitability measure.
(2)Retail Deposit Growth – Funds future growth and impacts the profitability and franchise value of the Company.
(3)Efficiency Ratio – Impacts the profitability of the Company. We calculate the efficiency ratio as follows:
•Tax Equivalent Net Interest Income, excluding Loan Discount Accretion + Noninterest Income
•Divided by Noninterest Expenses, excluding Intangibles Amortization and Merger Expenses, excluding Foreclosed Property Gains/Losses and Other Gains/Losses
•Each of the excluded items noted above is excluded because they are beyond the control of management.
In addition to the measures and goals noted above, the Committee also set the following qualifying trigger that the Company must meet for any of the above-described incentives to be paid. For a payment to be received, the Committee must determine that the results of the annual safety and soundness exam of First Bank performed by regulatory authorities were satisfactory.
As shown above, the 2024 AIP payout percentage for our other NEOs was 83.7%. During 2024, the Company was impacted by the effects of Hurricane Helene in Western North Carolina which resulted in an after tax reduction to net income of approximately $10.3 million. Additionally, to take advantage of the current yields on certain categories of bonds, the Company executed a securities loss-earnback transaction that resulted in an after tax reduction to 2024 net income of $28.2 million. Accordingly, the Committee determined that for 2024, Adjusted Net Income and the resulting Adjusted D-EPS should be utilized rather than net income and D-EPS, and that the trigger was achieved. The reconciliations from net income to Adjusted Net Income and from D-EPS to Adjusted D-EPS are presented in the Appendix.
The following table illustrates how each Other NEO's AIP incentive for 2024 was calculated.

	(A)	(B)	(C)	(A times B times C)
Other NEO	2024 Salary ($)	Target Incentive Percentage	Performance Percentage	Value of Incentive Plan Compensation ($)
Michael G. Mayer	$775,000	75.0%	83.7%	$486,506
Elizabeth B. Bostian	450,000	45.0%	83.7%	169,493
Gregory A. Currie	500,000	50.0%	83.7%	209,250
Christian A. Wilson	230,769	30.0%	83.7%	57,946
At its January 2025 meeting, the Committee determined that, consistent with the practices followed in recent years, senior members of the Company’s management team, including Mr. Moore, Ms. Bostian, Mr. Currie, and Mr. Wilson would receive 50% of their 2024 incentive in cash and the other 50% in shares of restricted stock. The Committee determined that the stock would vest in one-third increments on January 5, 2026, January 5, 2027 and January 5, 2028. This determination was made in order to promote retention and share ownership among members of senior management. In connection with Mr. Wilson's hiring in May 2024, his 2024 incentive was based upon has pro-rated salary to reflect the portion of the year that he was an employee of the Company. Additionally, in light of the Company's implementation of its succession plan in February 2025, the Committee determined that Mr. Mayer's 2024 incentive payment would be made solely in cash.
As a result, the following restricted stock grants and cash incentives were made in the first quarter of 2025:
•Mr. Mayer was paid $486,506 in cash;
•Ms. Bostian was granted 1,920 shares of stock with a value of $84,747 and was paid $84,746 in cash;
•Mr. Currie was granted 2,371 shares of stock with a value of $104,625 and was paid $104,625 in cash; and
•Mr. Wilson was granted 681 shares of stock with a value of $30,057 (includes one half of the additional discretionary bonus described below) and was paid $28,973 in cash.
See “Changes to 2025 Compensation Elements for Other NEOs” below for discussion of changes in incentive targets for 2025.
Additional Discretionary Bonus
In conjunction with the AIP payment made in February 2025, Mr. Mayer also received $142,860 of incremental bonus in recognition of Mr. Mayer's achievements and successful implementation of succession planning ahead of his planned retirement. Additionally, in recognition of his achievements, Mr. Wilson's payments include $2,167 of incremental bonus, paid half in stock and half in cash.
Long-Term Equity Grants. In order to promote share ownership and management retention, and consistent with past consultations with our compensation consultant, the Committee typically grants restricted shares of common stock annually to various officers, including each of our NEOs, with full vesting to occur on the third anniversary of the grant date. The following are the percentages of the respective annual base salaries of each Other NEO that were set as the grant values in 2024: Mr. Mayer – 85%, Ms. Bostian – 33%, Mr. Currie – 30%. Mr. Wilson was provided a restricted stock grant upon his employment in May 2024 and it is reflected below. See discussion regarding Mr. Moore’s grant in the section above titled “Compensation of Richard H. Moore, Chief Executive Officer.”
The following table presents information on the 2024 long-term equity grants to our Other NEOs.

Other NEO	Date of Grant	Number of Shares Granted	Value of Grant ($)	Vesting Date
Michael G. Mayer	July 23, 2024	16,606	$658,750	July 23, 2027
Elizabeth B. Bostian	July 23, 2024	3,403	135,000	July 23, 2027
Gregory A. Currie	July 23, 2024	3,781	150,000	July 23, 2027
Christian A. Wilson	May 31, 2024	4,754	150,000	May 31, 2027
As discussed below, in February 2025 the Company announced the implementation of its succession plan actions. In connection with these and other actions, assuming acceptable financial performance, it is expected that annual grants will also be made in 2025, as adjusted for any changes in employee compensation and the grant values that are set by the Committee.
All grants of restricted shares are made under the Company’s 2024 Equity Plan or the 2014 Equity Plan (prior to its expiration on May 8, 2024). Both the 2024 Equity Plan and 2014 Equity Plan have clawback provisions that provide that any compensation paid pursuant to the Plan which is subject to recovery under any law, government regulation or stock exchange listing requirement, including, but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act and related implementing rules and regulations (“Dodd-Frank Act”), will be subject to such deductions, recovery and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement. Participants shall, upon written demand by the Company, promptly repay any such compensation or take such other action as the Company may require for compliance with these provisions.
Changes to 2025 Compensation Elements for Other NEOs. At its January 2025 meeting, the Compensation Committee reviewed the compensation elements for its Other NEOs. The Committee approved an annual salary of $650,000 for Mr. Mayer through February 2026. In light of the succession planning actions, Mr. Mayer will no longer participate in the AIP. The Committee approved an increase in Ms. Bostian's salary to $500,000 and an increase in her AIP

Target to 50%. The Committee approved an increase in Mr. Currie's salary to $650,000 and an increase in his AIP Target to 75%. Further, the Committee approved an increase in Mr. Wilson's salary to $425,000. All other elements of compensation for our Other NEOs remain unchanged for 2025.
Benefits
We provide a competitive benefits program for our NEOs, including our CEO, in order to retain and attract an appropriate caliber of talent and recognize that other companies with which we compete for talent provide similar benefits to their executive officers.
The following table lists our current benefit programs and shows the employees eligible for each benefit:

Benefit Plan	Named Executive Officers	Certain Managers and Individual Contributors	All Full-Time Employees
Retention and Retirement Arrangement	(1)
Supplemental Executive
Retirement Plan	(2)	X
Deferred Compensation Plan	(3)	(3)
Perquisites	X	X	(7)
401(k) Plan	X	X	X
Defined Benefit Pension Plan	(4)	(4)	(4)
Health Insurance	X	X	X
Life Insurance(5)	X	X	X
Bank-Owned Life Insurance(6)	(6)	(6)
Disability Insurance	X	X	X
_______________________________________________________________________
(1)In 2018 and 2022, the Committee approved retention and retirement payments of $1 million and $500,000, respectively, for Mr. Mayer. Mr. Mayer is able to invest the funds in a variety of investment options and assumes the risk of the investment. The 2018 payment amount of $1 million and any investment earnings vested 100% in February 2023. The 2022 payment of $500,000 and any investment earnings will vest 25% per year over four years. The Committee approved those payments and terms as a retention tool for Mr. Mayer and in recognition that Mr. Mayer was approaching a normal retirement age.
(2)Due to their hire dates, the NEOs are not participants in this Plan, but certain managers and individual contributors remain participants.
(3)The Company offers a nonqualified deferred compensation plan to approximately 15 members of its senior management, whereby the participant can elect to contribute, on a tax-deferred basis, a portion of his or her base salary and/or cash incentive into the plan. The plan allows the participant to invest the funds into a variety of mutual fund options. The plan allows for matching or discretionary contributions to be made by the Company, but no Company contributions been made since the plan’s inception.
(4)Our defined benefit pension plan covered all full-time employees hired on or before June 11, 2009. This plan was frozen as of December 31, 2012 for all participants and was terminated in 2023.
(5)The Company provides life insurance through a group life insurance policy that includes each employee that is not covered by a bank-owned life insurance policy and amounts to two times the employee’s base salary, subject to a cap of $300,000.
(6)The Company has purchased single-premium bank-owned life insurance policies that insure the lives of many officers of the Company. For participating employees, during their employment life insurance benefits are two times the employee’s base salary with no cap. All proceeds from the life insurance that exceed the portion attributable to the employee are payable to the Company.
(7)All employees are eligible to receive discounted interest rates on credit cards and overdraft protection, as well as reduced origination fees on home loans.

Supplemental Executive Retirement Plan
We previously established a Supplemental Executive Retirement Plan (“SERP”) for the benefit of certain members of our senior management, but, due to their hire dates, none of our NEOs is a participant in the SERP.
Perquisites
We provide only very limited perquisites. None of our NEOs received in excess of $10,000 in perquisites during 2024.
Post-Termination Compensation
Accelerated Vesting
Our 2024 Equity Plan and 2014 Equity Plan have change in control provisions that automatically vest all participants in any outstanding unvested shares in the event of a change in control of our Company. We believe that other companies with which we compete for executive talent provide a similar acceleration benefit, and that these provisions therefore assist us in attracting and retaining talent.
Employment Agreements
We have entered into an employment agreement with each of our Other NEOs. The employment agreement with our CEO has been previously described. See “Compensation of Richard H. Moore, Chief Executive Officer” above.
The Other NEOs’ employment agreements provide for one-year terms that renew annually unless either party gives written notice of non-renewal. Each of these agreements provides for the payment of certain severance benefits to the executive upon termination of employment in certain circumstances, including following a change in the control of our Company. For more information about these benefits, see the section below captioned “Executive Compensation – Potential Payments Upon Termination.” Each agreement also contains noncompetition and confidentiality covenants that protect our Company if the executive leaves.
The objectives of the Other NEO employment agreements are as follows:
•The noncompetition covenant protects us by preventing an executive from leaving our Company and immediately joining a competitor, which could result in the executive taking business away from us;
•The confidentiality covenant protects us by preventing an executive from disclosing trade secrets or confidential information regarding the Company or our customers for an extended period after the executive leaves his or her employment with the Company; and
•The change in control severance payment provision benefits us by minimizing the uncertainty and distraction caused by the current climate of bank acquisitions, and by allowing our executive officers to focus on performance by providing transition assistance in the event of a change in control.
The Committee believes the amount of the severance benefits potentially payable to the Other NEOs under these agreements is reasonable and consistent with industry standards.
The above discussion describes the five primary components of our executive compensation program. The following section describes other guidelines and procedures affecting executive compensation.
Other Guidelines and Procedures Effecting Executive Compensation
Stock Option Grants
While we have not granted stock options in many years, when we approve a stock option grant, we do not “back-date” stock option pricing. We do not grant stock options or other than stock-based rights during the restricted periods established in our Award of Stock Rights Policy.
Tax Considerations
It has been and continues to be our intent that all incentive payments be deductible unless maintaining deductibility would undermine our ability to meet our primary compensation objectives or is otherwise not in the Company’s best interest. At this time, essentially all compensation we pay to the NEOs is deductible under the federal tax code.

Share Ownership Guidelines for Named Executive Officers
The Committee maintains a Stock Ownership and Retention Policy. This Policy required our CEO to own shares of the Company’s common stock with a value of at least three times his annual base salary and for all Other NEOs to own stock with a value equal to their base salaries. NEOs who have not met the ownership requirements within five years of being subject to the Policy (i.e. becoming an NEO) are subject to restrictions on future stock sales until they are in compliance.
The Committee also maintains stock ownership guidelines specifically for Mr. Moore and Mr. Mayer to require them to retain 50% of all shares of common stock they have been granted by the Company until retirement.
Hedging and Pledging Policy
It is the Board of Directors’ position that hedging and pledging transactions with respect to our common stock are inconsistent with shareholder objectives. Hedging transactions compromise the full risks and rewards of owning Company stock, and individuals who participate in such transactions may not be incented to improve the Company’s performance. Certain pledging commitments could also involve a sale of the Company’s stock without the individual’s consent at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in the Company’s securities.
Accordingly, the Company has adopted a policy that prohibits:
•Directly or indirectly engaging in hedging or monetization transactions, through transactions in Company stock or through the use of financial instruments designed for such purpose;
•Engaging in short sale transactions of Company stock; and
•Pledging Company stock as collateral for a loan, including through the use of traditional margin accounts with a broker, after the adoption of the Policy.
Consideration of Prior-Year Shareholder Advisory Vote
At the 2024 annual meeting of shareholders, on the proposal approving, on an advisory basis, the compensation paid to our NEOs as disclosed in the proxy statement for that annual meeting, 96% of the votes cast were cast in favor of the proposal (includes “shares abstained” as not being in favor and excludes “broker non-votes” from the percentage calculation). The Committee considered this high level of support as providing confirmation that the shareholders support our compensation policies and decisions for our NEOs, and determined that its approach to the 2025 compensation policies and decisions would remain generally consistent with the approach in 2024.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the Exchange Act. Based on its review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for filing with the SEC.
Submitted by the Compensation Committee.

Mary Clara Capel James C. Crawford, III – Chair Abby J. Donnelly John B. Gould John W. McCauley Suzanne S. DeFerie	Carlie C. McLamb, Jr. Dexter V. Perry J. Randolph Potter O. Temple Sloan, III Frederick L. Taylor, II Dennis A. Wicker

Summary Compensation Table
The following table shows the compensation we paid in each of the last three fiscal years to the NEOs:
2024 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Richard H. Moore	2024	$525,000	—	$634,856	—	$109,857	$67,753	$1,337,466
Chief Executive Officer of the Company	2023	525,000	—	585,000	—	60,000	87,821	1,257,821
	2022	519,231	—	670,600	—	195,600	76,071	1,461,502

Michael G. Mayer	2024	775,000	142,860	658,760	—	486,506	64,668	2,127,794
President of the Company	2023	765,385	—	789,225	—	130,490	78,913	1,764,013
	2022	713,462	—	966,969	—	350,719	558,902	2,590,052

Elizabeth B. Bostian	2024	450,000	—	219,747	—	84,746	42,833	797,326
Executive Vice President, Chief Financial	2023	450,000	25,000	185,257	—	25,256	45,254	730,767
Officer of the Company and First Bank	2022	340,000	—	157,563	—	72,563	36,376	606,502

Gregory A. Currie, Jr.	2024	500,000	—	254,625	—	104,625	43,694	902,944
Chief Executive Officer and President of	2023	500,000	—	206,125	—	56,125	48,650	810,900
First Bank	2022	375,000	—	273,750	—	161,250	39,155	849,155

Christian A. Wilson (5)	2024	230,769	1,083	180,057	—	28,973	21,746	462,628
Chief Operating Officer of the
Company and First Bank
_______________________________________________________________________
(1)In recognition of the Company's performance, the executive's achievements, and successful implementation of succession planning ahead of his planned retirement, in January 2025, the Committee awarded Mr. Mayer a $142,860 bonus to be paid in cash. In recognition of the Company's performance and the executive's achievements, in January 2025, the Committee awarded Mr. Wilson a $2,167 bonus to be paid half in cash and half in restricted shares that will vest in one-third increments on January 5, 2026, January 5, 2027 and January 5, 2028. In recognition of the Company’s performance and the executive’s achievements, in February 2024, the Committee awarded Ms. Bostian a $50,000 bonus to be paid half in cash and half in restricted shares that will vest in one-third increments on December 31, 2024, December 31, 2025, and December 31, 2026.
(2)The stock awards for 2024 relate to the following:
•50% of the annual incentive award earned by each NEO (other than Mr. Mayer). See the sections of the Compensation and Discussion Analysis above concerning the AIP.
•Ownership and retention-based stock grants made on July 23, 2024 and the hiring grant made to Mr. Wilson in May 2024. See the section of the Compensation and Discussion Analysis above entitled “Equity Grants”.
(3)All amounts in this column for 2024 were paid pursuant to the AIP (in prior years, Mr. Moore received payments under the "Performance Incentive Plan"). See the Compensation and Discussion Analysis above for further discussion.

(4)The following table shows the components of “All Other Compensation.”

All Other Compensation
Name	Year	Defined Contribution Plan ($)	Club Dues ($)	Dividends on Restricted Stock (1) ($)	Life Insurance (2) ($)	Retirement Payments (3) ($)	Healthcare Costs (4) ($)	Total ($)
Richard H. Moore	2024	$20,700	—	$31,689	$2,179	—	$13,185	$67,753
	2023	19,800	—	51,134	1,987	—	14,900	87,821
	2022	18,300	—	41,651	1,836	—	14,284	76,071

Michael G. Mayer	2024	20,700	1,037	39,613	3,318	—	—	64,668
	2023	19,800	—	56,087	3,026	—	—	78,913
	2022	18,300	—	37,997	2,605	500,000	—	558,902

Elizabeth B. Bostian	2024	20,700	7,188	14,517	428	—	—	42,833
	2023	19,800	6,706	18,349	399	—	—	45,254
	2022	18,300	3,930	13,873	273	—	—	36,376

Gregory A. Currie, Jr.	2024	20,700	5,444	16,856	694	—	—	43,694
	2023	19,800	4,878	23,322	650	—	—	48,650
	2022	18,300	3,453	17,402	—	—	—	39,155

Christian A. Wilson	2024	20,700	—	1,046	—	—	—	21,746
_______________________________________________________________________
(1)The amounts in this column represent the cash dividends earned on shares of unvested restricted stock.
(2)The amounts in this column represent the benefit associated with the life insurance provided by the bank-owned life insurance policies discussed in “Benefits” in the Compensation Discussion and Analysis section above.
(3)The amount in this column represents the amount of retention and retirement payments that Mr. Mayer is able to invest in a variety of investment options and for which he has assumed the risk of the investment.
(4)The Company reimburses Mr. Moore for the costs to participate in the North Carolina State Health Plan.
(5)    Mr. Wilson was employed by the Company for a portion of 2024. The amount included herein reflects the amount for the period of his employment.
We have entered into employment agreements with 14 of our officers, including each of the NEOs. Each employment agreement provides for post-termination benefits. See “Potential Payments Upon Termination” below for more information about these potential benefits, and about the non-competition and confidentiality covenants contained in the agreements.
CEO Pay Ratio
The Compensation Committee monitors the relationship between the compensation of our executive officers and of our non-managerial employees. We disclose below the ratio of the pay of our CEO to our median employee (“pay ratio”). To determine the median employee, we considered 1,627 employees, which, except as noted in the following sentence, included all full-time and part-time employees, with the exception of the CEO, as of December 31, 2024. We determined the median employee based on W-2 earnings for 2024. For employees hired during 2024, we converted their earnings to an annualized amount. No full-time equivalent adjustments were made for part-time or temporary employees.

For purposes of determining the pay ratio, the total compensation of our CEO includes all compensation reported in the Summary Compensation Table. The total compensation of the median employee was determined in the same manner as was used for the CEO in the Summary Compensation Table.

Median Annual Total Compensation of All Employees:	$54,006
Total Annual Compensation of CEO:	$1,337,466
Pay Ratio:	24.77
Pay Versus Performance
As noted in the Compensation Discussion & Analysis (“CD&A”), one of the Company’s core principles is that we pay for performance. That means that the majority of the Company’s executive compensation is variable and is closely tied to both individual performance and the financial performance of the Company.
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Act, we are providing the following information regarding executive compensation for our CEO (referred to herein as the “PEO”) and the Other NEOs, and the Company’s performance for the fiscal years listed below.
The Company considers the following two financial performance measures to be the most important financial performance measures used by the Company to link the PEO’s and each Other NEO’s compensation to the Company’s performance. Each of the listed financial measures (collectively, the “Financial Measures”) is either used to determine the Annual Incentive Plan (“AIP”) incentive compensation or the amount of long-term compensation under the long-term incentive plans. More information regarding the performance measures, the actual mix of all measures for each participant in the AIP calculations, our compensation philosophy and objectives, the amount of compensation “at risk” for each of the NEOs and other related information can be found in the CD&A contained earlier in this Proxy Statement.
•Net Income
•D-EPS
The Company believes that D-EPS is the most important Financial Measure tied to executive compensation. It is used to determine 50% of the funding pool for the annual AIP and illustrates the Company’s overall performance over the short-term.
Pay Versus Performance Table
The table below provides investors with standardized data on executive compensation in a format prescribed by the SEC and is intended to be easier to link to Company performance than the amounts already disclosed in the Summary Compensation Table (“SCT”) and CD&A. The information below demonstrates the relationship between our NEOs’ compensation and certain measures of our financial performance.

	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO	Average Summary Compensation Table Total for Other NEOs	Average Compensation Actually Paid to Other NEOs	Value of initial fixed $100 investment based on:		Net income (thousands)	Earnings Per Share – Diluted
					TSR	TSR of peer group
Year	(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)
2024	$1,337,466	$1,636,997	$1,140,598	$1,365,328	$124.28	$143.68	$76,215	$1.84
2023	1,257,821	1,101,980	1,101,893	1,066,585	102.20	107.32	104,131	2.53
2022	1,461,502	1,468,896	1,348,570	1,273,741	115.15	98.38	146,936	4.12
2021	1,487,248	1,914,929	1,205,843	1,320,992	120.15	118.61	95,644	3.19
2020	1,119,910	1,096,275	1,032,474	931,895	87.28	87.24	81,477	2.81
(1)The dollar amounts represent total compensation reported for our Richard Moore, our principal executive officer ("PEO"), for each corresponding year in the “Total” column of the SCT in each applicable year. Mr. Moore has served as our PEO since 2020.
(2)The dollar amounts represent Compensation Actually Paid to our PEO as computed in accordance with Item 402(v) of Regulation S-K (referenced to herein as “CAP”). The following adjustments were made to the Total Compensation as presented in the SCT for each year to determine the CAP.

Year	Reported Summary Compensation Table Total for PEO	Reported Value of Stock Awards (a)	Stock Award Adjustment (b)	Compensation Actually Paid to PEO
2024	$1,337,466	$(634,857)	$934,388	$1,636,997
2023	1,257,821	(585,000)	429,159	1,101,980
2022	1,461,502	(670,600)	677,994	1,468,896
2021	1,487,248	(674,320)	1,102,001	1,914,929
2020	1,119,910	(541,840)	518,205	1,096,275
(a)Represents the total grant date fair value of equity awards reported in the “Stock Awards” and “Option Awards” columns in the SCT for the applicable year.
(b)Represents the current year change in value of stock awards calculated as the sum of the following: (i) the year-end fair value of any unvested equity awards granted in that year; (ii) the change in fair value during the year of any remaining unvested equity awards granted in a prior year; (iii) fair value of any equity awards that are granted and vest in the same year; and (iv) the change in fair value for awards granted in prior years that vest in the applicable year (calculated as fair value on the vesting date less fair value at the end of the prior year). For the periods presented, there were no awards granted in prior years that were determined to fail to meet the applicable vesting conditions. The dollar value of dividends paid on equity awards are included in total compensation in the Summary Compensation Table for the applicable year.The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Fair Value as of Vesting Date of Equity Awards Granted and Vested in Same Year	Fair Value Change of Equity Awards Issued in Prior Year and Vested in Current Year	Year-End Fair Value of Unvested Equity Awards Granted During that Year	Year Over Year Change in Fair Value of Unvested Equity Awards	Total
2024	$24,931	$54,050	$631,761	$223,646	$934,388
2023	60,610	(218,445)	746,171	(159,177)	429,159
2022	62,032	(3,914)	707,117	(87,241)	677,994
2021	62,149	11,949	684,139	343,764	1,102,001
2020	36,471	(9,562)	637,464	(146,168)	518,205
(3)The dollar amounts represent the average of the amounts reported for the Other NEOs as a group in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the Other NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2024, Mr. Mayer, Ms. Bostian, Mr. Currie and Mr. Wilson; (ii) for 2023 and 2022, Mr. Mayer, Ms. Bostian, and Mr. Currie; (iii) for 2021, Mr. Mayer, Eric P. Credle, Ms. Bostian, and Mr. Currie; and (iv) for 2020, Mr. Mayer and Mr. Credle.
(4)The dollar amounts represent the average amount of CAP to the Other NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K. The following adjustments were made to the average total compensation as presented in the SCT for the Other NEOs as a group for each year to determine the CAP:

Year	Average Reported Summary Compensation Table Total for Other NEOs	Average Reported Value of Stock Awards (a)	Average Stock Award Adjustment (b)	Average Reported Change in the Actuarial Present Value of Pension Benefits (c)	Average Compensation Actually Paid to Other NEOs
2024	$1,140,598	$(354,734)	$579,464	$—	$1,365,328
2023	1,101,893	(393,536)	358,228	—	1,066,585
2022	1,348,570	(466,094)	391,265	—	1,273,741
2021	1,205,843	(588,844)	703,993	—	1,320,992
2020	1,032,474	(314,705)	288,126	(74,000)	931,895

(a)Represents the average total grant date fair value of equity awards reported in the “Stock Awards” and “Option Awards” columns in the SCT for the Other NEOs.
(b)Represents the current year change in value of stock awards calculated as the sum of the following: (i) the year-end fair value of any unvested equity awards granted in that year; (ii) the change in fair value during the year of any remaining unvested equity awards granted in a prior year; (iii) fair value of any equity awards that are granted and vest in the same year; and (iv) the change in fair value for awards granted in prior years that vest in the applicable year (calculated as fair value on the vesting date less fair value at the end of the prior year). For the periods presented, there were no awards granted in prior years that were determined to fail to meet the applicable vesting conditions. The dollar value of dividends paid on equity awards are included in total compensation in the Summary Compensation Table for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Fair Value as of Vesting Date of Equity Awards Granted and Vested in Same Year	Fair Value Change of Equity Awards Issued in Prior Year and Vested in Current Year	Year-End Fair Value of Unvested Equity Awards Granted During that Year	Year Over Year Change in Fair Value of Unvested Equity Awards	Total
2024	$24,609	$59,276	$393,678	$101,901	$579,464
2023	60,384	(80,697)	495,247	(116,706)	358,228
2022	37,395	(2,053)	407,727	(51,804)	391,265
2021	23,150	10,459	546,197	124,187	703,993
2020	24,480	(6,306)	333,673	(63,721)	288,126
(c)Reflects subtraction of the aggregate change in the actuarial present value of Mr. Credle’s accumulated benefits under the pension plan as reported for him in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for prior years. This discussion is not included in this document as Mr. Credle is no longer an NEO.
(5)Cumulative Total Shareholder Return (“TSR”) is calculated by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the Company’s share price at the end and the beginning of the measurement period, by (ii) the Company’s share price at the beginning of the measurement period.
(6)Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: S&P US BMI Banks Industry Group Index.
(7)Represents the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(8)Represents D-EPS, which is utilized in our compensation plans. The Company has determined that D-EPS is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table above) used by the Company to link compensation actually paid to the Company’s NEOs to Company performance. For 2024, however, the Compensation Committee determined that Adjusted Net Income and the resulting Adjusted D-EPS would be utilized for purposes of measuring the earnings per share measurement under the AIP. See "Annual Incentive Plan" above.

Description of Relationship Between Pay and Performance
The following graphs set forth the relationship between our PEO's CAP and the average of our Other NEOs' CAP, to (i) cumulative TSR over the five most recently completed fiscal years for the Company and our peer group, (ii) our net income, and (iii) our D-EPS. CAP is influenced by a number of factors, including, but not limited to, the timing of equity award vesting, share price volatility over time, Company performance, changes in NEOs over time and other factors. Net income and D-EPS were impacted by the following: the 2021 acquisition of Select Bank and the impact of related expenses on net income; the 2023 acquisition of GrandSouth and the impact of related expenses on net income; and the 2024 impact of Hurricane Helene and the securities loss-earnback transaction. The following graphs showing net income and D-EPS also include Adjusted Net Income and Adjusted D-EPS for 2024 only. The reconciliation from net income to Adjusted Net Income and D-EPS to Adjusted D-EPS are included in the Appendix. Prior years were not presented on an adjusted basis.

Compensation Actually Paid vs Cumulative TSR
Compensation Actually Paid ($)
2,000,000
1,500,000
1,000,000
500,000
-
Cumulative TSR (value of initial $100 investment)
160
140
120
100
80
2020
2021
2022
2023
2024
$87.28
$87.24
$120.15
$118.61
$115.15
$98.38
$107.32
$102.20
$143.68
$124.28
PEO
Average for Other NEOs
Company TSR
Peer Group TSR

Compensation Actually Paid vs Net Income
Compensation Actually Paid ($)
2,000,000
1,800,000
1,600,000
1,400,000
1,200,000
1,000,000
800,000
600,000
400,000
Net Income ($ in millions)
160
140
120
100
80
60
40
20
-
$81.5
$95.6
$146.9
$104.1
$114.6
$76.2
2020
2021
2022
2023
2024
PEO
Average for Other NEOs
Net Income
Adjusted Net Income (2024 only)

The reconciliation from net income to Adjusted Net Income is presented in the Appendix.

Compensation Actually Paid vs First Bancorp D-EPS
Compensation Actually Paid ($)
2,000,000
1,800,000
1,600,000
1,400,000
1,200,000
1,000,000
800,000
600,000
400,000
5.00
4.50
4.00
3.50
3.00
2.50
2.00
1.50
1.00
0.50
-
D-EPS ($)
$2.81
$3.19
$4.12
$2.53
$1.84
$2.77
2020
2021
2022
2023
2024
PEO
Average for Other NEOs
D-EPS
Adjusted D-EPS (2024 only)

The reconciliation from D-EPS to Adjusted D-EPS is presented in the Appendix.

Grants of Plan-Based Awards
The amounts shown in the table below relate to (i) the range of possible non-equity and equity payouts in 2025 for 2024 performance under the Annual Incentive Plan, (ii) grants of stock made to each NEO in July 2024 to promote share ownership and management retention, and (iii) the grant of stock made to Mr. Wilson upon his hiring in May 2024.

Under the AIP, we pay incentives within the first 75 days following year end based on corporate performance in the preceding fiscal year. Incentives can be paid in cash or restricted stock or a mix of the two. In January 2025, the Compensation Committee determined that 15 members of senior management would be paid their 2024 awards in a mix of 50% cash and 50% restricted stock. The Compensation Committee determined, in light of the succession plan actions, Mr. Mayer would be paid his 2024 AIP incentive in cash.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Richard H. Moore	$65,625	$131,250	$196,875	1,487	2,974	4,461	13,234	$525,000
Michael G. Mayer	290,625	581,250	871,875	—	—	—	16,606	658,735
Elizabeth B. Bostian	50,625	101,250	151,875	1,147	2,826	3,442	3,406	135,000
Gregory A. Currie, Jr.	62,500	125,000	187,500	3,140	6,280	4,249	3,781	150,000
Christian A. Wilson	17,308	34,616	51,923	392	784	1,177	4,754	150,000
___________________________________________________________
(1)These amounts represent ranges of the possible performance-based cash incentives that could have been paid in 2025 based on 2024 performance pursuant to the AIP. See beginning on page 19 for a discussion regarding the range of these potential payouts and the actual payout for Mr. Moore, and see beginning on page 21 for a discussion regarding the range of potential payouts for the Other NEOs and their payouts under the AIP. The amounts for Mr. Wilson are calculated based upon the portion of 2024 that Mr. Wilson was an employee of the Company.
(2)These amounts represent ranges of the possible performance-based equity grants that could have been made in 2025 based on 2024 performance pursuant to the AIP for the NEOs who were due to receive their payouts in a mix of cash and restricted stock. The number of shares shown is computed by dividing the value of the equity payout, which is the same as the value of the cash payout, by the closing price of the Company’s stock price on January 28, 2025, the date the grants were made. See beginning on page 19 for a discussion regarding the range of these potential payouts and the actual payout for Mr. Moore, and see beginning on page 21 for a discussion regarding the range of potential payouts for the Other NEOs and their actual payouts under the AIP. The Compensation Committee determined, in light of the succession plan actions, Mr. Mayer would be paid his award in cash.
(3)The amounts in this column include the shares of restricted stock that were granted to each NEO in 2024 in order to promote share ownership and management retention. The number of shares for Mr. Wilson are the shares of restricted stock granted to him upon his hiring in 2024.
(4)These amounts represent the value of the grants in column (3) based on the value of the Company’s common stock on the dates of the grants.

Outstanding Equity Awards at Fiscal Year-End
The following table provides information about the equity awards our NEOs held as of December 31, 2024. The NEOs did not have any stock options outstanding or that vested in 2024.

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Richard H. Moore	6/20/2022 (1)	13,610	$598,432
	1/24/2023 (2)			1,637	$71,979
	6/27/2023 (3)	16,886	742,477
	3/8/2024 (4)			1,134	49,862
	7/23/2024 (5)	13,234	581,899

Michael G. Mayer	6/20/2022 (1)	17,657	776,378
	1/24/2023 (2)			2,936	129,096
	6/27/2023 (3)	21,188	931,636
	3/8/2024 (4)			2,466	108,430
	7/23/2024 (5)	16,606	730,166

Elizabeth B. Bostian	6/20/2022 (1)	2,435	107,067
	1/24/2023 (2)			607	26,690
	6/27/2023 (3)	4,342	190,918
	3/8/2024 (4)			950	41,772
	7/23/2024 (5)	3,403	149,630

Gregory A. Currie, Jr.	6/20/2022 (1)	3,223	141,715
	1/24/2023 (2)			1,350	59,360
	6/27/2023 (3)	4,825	212,155
	3/8/2024 (4)			1,060	46,608
	7/23/2024 (5)	3,781	166,251

Christian A. Wilson	5/31/2024 (6)	4,754	209,033
___________________________________________________________
(1)These amounts relate to grants made in 2022 to promote share ownership and management retention. In June 2022, each NEO was granted stock based upon the following percentages of annual base salary: Mr. Moore (100%), Mr. Mayer (85%), Ms. Bostian (25%), and Mr. Currie (30%). These awards vest on June 20, 2025.
(2)These amounts relate to awards for 2022 performance. Mr. Moore was granted 4,913 shares, Mr. Mayer was granted 8,810 shares, Ms. Bostian was granted 1,823 shares, and Mr. Currie was granted 4,051 shares. These awards vest in equal one-third increments on December 31, 2023, 2024 and 2025. Thus, one-third of the total award remains unvested.

(3)These amounts relate to grants made in 2023 to promote share ownership and management retention. In June 2023, each NEO was granted stock based upon the following percentages of annual base salary: Mr. Moore (100%), Mr. Mayer (85%), Ms. Bostian (25%), and Mr. Currie (30%). These awards vest on June 27, 2026.
(4)These amounts relate to awards for 2023 performance. Mr. Moore was granted 1,701 shares, Mr. Mayer was granted 3,700 shares, Ms. Bostian was granted 1,425 shares, and Mr. Currie was granted 1,591 shares. These awards vest in equal one-third increments on December 31, 2024, 2025 and 2026. Thus, two-thirds of the total award remains unvested.
(5)These amounts relate to grants made in 2024 to promote share ownership and management retention. In July 2024, each NEO was granted stock based upon the following percentages of annual base salary: Mr. Moore (100%), Mr. Mayer (85%), Ms. Bostian (30%), and Mr. Currie (30%). These awards vest on July 23, 2027.
(6)Mr. Wilson joined the company in May 2024. In order to promote share ownership and management retention, Mr. Wilson was granted shares of common stock with a value of $150,000, which resulted in him receiving 4,754 shares. These shares vest on May 31, 2027.
Stock Vested
The following table shows the number of restricted shares of common stock that vested during 2024 and the value realized on the date of vesting, as determined by the Company’s stock price at the close of business on the date the stock vested. The NEOs did not have any stock options outstanding or that vested during 2024.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)
Richard H. Moore (1)	15,898	$689,484
Michael G. Mayer (2)	15,500	673,995
Elizabeth B. Bostian (3)	13,182	579,025
Gregory A. Currie, Jr. (4)	15,191	666,521
Christian A. Wilson	—	—
___________________________________________________________
(1)Mr. Moore’s shares of stock that vested in 2024 related to four grants from July 27, 2021, January 25, 2022, January 24, 2023 and March 8, 2024.
(2)Mr. Mayer’s shares of stock that vested in 2024 related to four grants from July 27, 2021, January 25, 2022, January 24, 2023 and March 8, 2024.
(3)Ms. Bostian’s shares of stock that vested in 2024 related to five grants from July 27, 2021, December 31, 2021, January 25, 2022, January 24, 2023 and March 8, 2024.
(4)Mr. Currie’s shares of stock that vested in 2024 related to five grants from July 27, 2021, December 31, 2021, January 25, 2022, January 24, 2023 and March 8, 2024.
Pension Benefits
Pension Plan and SERP
None of the NEOs were participants in the Pension Plan or SERP due to their hire dates.
Nonqualified Deferred Compensation
The Company offers a nonqualified deferred compensation plan to approximately 15 members of its senior management, under which the participant can elect to contribute, on a tax-deferred basis, a portion of their salary and/or cash incentive/bonus into the plan. The plan allows the participant to invest the funds into a variety of mutual fund options. The plan allows for matching or discretionary contributions to be made by the Company, but none have been made.

Distributions from the plan are based upon various options preselected by the participant in accordance with IRS 409A requirements.
In February 2018, the Compensation Committee approved a $1 million retention and retirement payment that was paid into a deferred compensation plan for Mr. Mayer. Mr. Mayer is able to invest the funds in a variety of investment options and assumes the risk of the investment. The amount in the plan fully vested 100% in February 2023. Additionally, in January 2022, the Committee approved a $500,000 retention and retirement payment that was paid into a deferred compensation plan for Mr. Mayer. He is able to invest the funds in a variety of investment options and assumes the risk of investment. The amount in this plan, and any earnings thereon, vests 25% per year over four years. None of the earnings in the table below are included in the Summary Compensation Table, as they are not above-market or preferential. The contributions are reflected in the SCT in the year in which the contribution was made by the Company.

Name	Executive Contributions in 2024	Registrant Contributions in 2024	Aggregate Earnings in 2024	Withdrawals/Distributions in 2024	Aggregate Balance at December 31, 2024
Richard H. Moore	$—	$—	$—	$—	$—
Michael G. Mayer (1)	63,384	—	28,489	—	599,586
Michael G. Mayer (2)	—	—	86,959	—	1,739,654
Elizabeth B. Bostian	—	—	—	—	—
Gregory A. Currie, Jr.	—	—	—	—	—
Christian A. Wilson	—	—	—	—	—
___________________________________________________________
(1)Relates to pretax salary and/or cash incentives/bonuses deferred into the plan by the participant described in the first paragraph above.
(2)Relates to the retention and retirement benefit for Mr. Mayer described above. Of the aggregate balance at December 31, 2024, the Company contributed $1,500,000 and the remaining balance is comprised of earnings.
Potential Payments Upon Termination or Change in Control
This section contains information about arrangements that provide for compensation to our NEOs in connection with their termination. Actual circumstances resulting in the departure of an NEO cannot be predicted and may differ from the assumptions used in the information outlined below. The below discussion concerning Mr. Mayer and Mr. Wilson incorporates the terms of their respective employment agreements, as executed in February 2025.
Employment Agreements
We are party to an employment agreement with each of our NEOs. The following is a summary of the significant terms of those employment agreements.
Term
The term for each of these agreements is one year, and they automatically renew for an additional one-year period on each anniversary date.
Termination Without Cause
Under each of the employment agreements, if we terminate the executive without cause, we must pay the executive a lump sum payment based on his or her salary, as follows:
Mr. Moore – An amount equal to the greater of the remainder of the agreement term or three months.
Mr. Mayer –An amount equal to the base salary he would have received over the remainder of the agreement term, plus the value of any accrued paid time off, and the Company must pay his COBRA premiums for one year.
Ms. Bostian, Mr. Currie and Mr. Wilson – Lump sum payment equal to one time their respective base salaries plus the value of any accrued paid time off.

The definition of “cause,” as provided in the agreement for Mr. Moore’s agreement, generally means:
•Gross negligence or willful misconduct,
•Refusal to comply with policies, procedures, practices or directions, after notice and opportunity to cure within 15 days after such notice,
•Commission of an act of dishonesty or moral turpitude,
•Commission of a felony, or
•Breach of the agreement.
The definition of “cause,” as provided in the agreements for Mr. Mayer, Ms. Bostian, Mr. Currie and Mr. Wilson generally means:
•Continued failure to substantially perform their duties, other than such failure resulting from a disability (as defined in the agreements), after notice and opportunity to cure within 30 days after such notice,
•Willfully engaging in illegal conduct (other than misdemeanor traffic and similar violations) or gross misconduct,
•A willful and material act of personal dishonesty
•Continued insubordination with respect to directives of the CEO after receipt of a written warning from the CEO with respect thereto, or
•A willful act by the executive that constitutes a material breach of fiduciary duty to the Company or the Bank.
Termination Due to Long-Term Disability
Pursuant to these employment agreements, we have also agreed to pay a lump sum payment and provide other benefits if employment ends due to a long-term disability, as follows:
Mr. Moore - A lump sum payment equal to three months of base salary.
Mr. Mayer, Ms. Bostian, Mr. Currie and Mr. Wilson – A lump sum in the amount of the value of any accrued paid time off, the receipt of all benefits under any of the Company’s welfare benefit plans, and the Company must pay his or her COBRA premiums for the lesser of (i) one year following the date of termination or (ii) the date in which he or she enrolls in a group health plan offered by another employer that provides substantially similar coverage.
Termination Following a Change in Control
The employment agreements for Ms. Bostian, Mr. Currie and Mr. Wilson provide for severance payments to the executive if we terminate his or her employment within one year after a change in control without cause or if the executive terminates employment for “good reason” within one year after a change in control. Upon the termination of his agreement without cause, Mr. Mayer would receive an amount equal to the base salary he would have received over the remainder of the agreement term, plus the value of any accrued paid time off and the Company must pay his COBRA premiums for one year.
The definition of “change in control” under each NEOs’ respective employment agreement is as follows:
In Mr. Moore’s agreement, “control” is defined as the power, either directly or indirectly, to direct our management or policies or to vote 40% or more of any class of our securities. In general, any change in control of our Company triggers the change in control provisions of this employment agreements. However, the agreement expressly excludes as a “change in control” any merger, consolidation or reorganization following which the owners of our capital stock who were previously entitled to vote in the election of our directors own 61% or more of the resulting entity’s voting stock.

The agreements for Ms. Bostian, Mr. Currie and Mr. Wilson provide that a change in control is deemed to have occurred if any of the three following events occurs:
Change in Effective Control - A person or group, as defined in the agreements, acquires (or has acquired during the preceding 12 months) 30% or more of the total voting power of the outstanding stock of the Company or a majority of the members of the Board is replaced during any 12-month period by directors whose election is not endorsed by a majority of the members of such Board prior to such election.
Change of Asset Ownership – A person or group acquires (or has acquired during the preceding 12 months) assets from the Company that have a total gross fair market value that is equal to or exceeds 40% of the total gross fair market value of all the Company’s assets immediately prior to such acquisition.
Change of Ownership – A person or group acquires ownership of stock of the Company that, together with stock previously held, constitutes more than 50% of the total fair market value or total voting power of the outstanding stock of the Company; provided that such person or group did not previously own 50% or more of the value or voting power of the outstanding stock of the Company.
The definition of “good reason” under each NEO’s respective employment agreement includes the following:
•A material diminution in authority, duties, or responsibilities of such executive immediately prior to the change-in-control;
•A material change in geographic location at which the executive must perform services; or
•Any other action or inaction that constitutes a material breach of the agreement.
In addition to the above definition of “good reason,” the employment agreements for Mr. Mayer, Ms. Bostian, Mr. Currie, and Mr. Wilson also include the following as a “good reason”: a change in the executive offices of the Company assigned to the executive.
In order for the executive to be able to terminate for good reason, the executive first must provide notice to the Company of the condition within 30 days of the initial existence of such condition, with no remedy to the condition being provided by the Company within 30 days of such notice.
For Mr. Moore, the amount of the severance payment is 2.99 times his base salary, and in addition the Company will reimburse Mr. Moore for the costs he incurs to participate in the health plan of a previous employer for 12 months. Under the agreements with Ms. Bostian, Mr. Currie and Mr. Wilson, the amount of the severance payment is equal to 2.99 times the officer’s base salary as of the date of the change in control. Additionally, under each of these other agreements, we would reimburse his or her COBRA health care premiums until the earliest of: (i) one year following termination of employment with the Company, (ii) the date the executive is no longer eligible to participate in COBRA coverage, or (iii) the date on which the executive becomes eligible to receive substantially similar coverage from another employer.
The following table shows the lump sum cash severance amounts we would have owed our NEOs under their employment agreements if they had terminated employment on December 31, 2024 under various circumstances.

Name	Nature of Payment	Involuntary Termination for Cause or Voluntary Termination by Employee ($)	Involuntary Termination Without Cause ($) (1)	Termination due to Long-Term Disability ($) (2)	Change In Control ($) (3)
Richard H. Moore	Severance - Cash	—	$358,790	$131,250	$1,582,935
Michael G. Mayer	Severance - Cash	—	662,500	27,937	662,500
Elizabeth B. Bostian	Severance - Cash	—	458,654	29,063	1,365,909
Gregory A. Currie	Severance - Cash	—	509,615	30,025	1,515,409
Christian A. Wilson	Severance - Cash	—	382,212	27,621	1,141,659

___________________________________________________________
(1)For Mr. Moore, this amount is equal to 1/12 of his base salary as of December 31, 2024 multiplied by the greater of (i) the number of months remaining in his/her employment agreement term, or (ii) six months. Mr. Moore’s amount also includes the estimated health care cost reimbursement that the Company must pay him for that same time period, which is in accordance with the terms of his employment agreement. For Ms. Bostian, Mr. Currie and Mr. Wilson, the amount in this column is equal to one times their base salary plus the value of his or her accrued paid time off. For Mr. Mayer, the amount in this column is equal to his base salary through the end of his employment agreement plus his accrued paid time off.
(2)For Mr. Moore, the amount in this column is equal to three months of base salary. For Mr. Mayer, Ms. Bostian, and Mr. Currie, the amount is equal to the value of their unused time off as of December 31, 2024 plus 12 months of COBRA premiums.
(3)The amount shown is equal to 2.99 times the executive’s annual base salary plus health care reimbursements for Mr. Moore and 2.99 times the executive's annual base salary plus COBRA premiums for one year for Ms. Bostian, Mr. Currie and Mr. Wilson. For Mr. Mayer, the amount shown is equal to the amount described above in the Involuntary Termination Without Cause calculation.
Our 2014 Equity Plan and 2024 Equity Plan have change in control provisions that, under certain circumstances, automatically vest all participants in the benefits of each plan in the event of a change in control of our Company. See “Outstanding Equity Awards at Fiscal Year End” for information about the equity awards that our NEOs held as of the end of 2024 that would be subject to accelerated vesting upon a change in control.
Mr. Mayer’s retirement and retention benefit that was contributed to a nonqualified deferred compensation plan has a change in control provision that provides for vesting in the event of Mr. Mayer’s termination within two years after a change in control of our Company or upon death or disability. See “Nonqualified Deferred Compensation” for more information about this arrangement.
The employment agreements also contain noncompetition, non-solicitation and confidentiality covenants by the executives. The non-competition and non-solicitation covenants prohibit each officer from:
•engaging, directly or indirectly, in any competing activity or business within a restricted territory for a certain period of time after leaving our Company, which we call the restricted period;
•soliciting or recruiting any of our employees during the restricted period; and
•making sales contacts with or soliciting any of our customers for any products or services that we offer, in either case within the restricted territory during the restricted period.
For Mr. Moore, the restricted period is six months irrespective of the circumstances of termination and the restricted territory includes (i) the area having a 60-mile radius around the Company’s headquarters, (ii) any city, metropolitan area, county, or state in which Mr. Moore’s substantial services were provided, for which Mr. Moore had substantial responsibility, or in which Mr. Moore worked on Company projects, while employed by the Company, or (iii) any city, metropolitan area, county or state in which the Company is located or does or, during Mr. Moore’s employment with Company, did business.
For Mr. Mayer, Ms. Bostian, Mr. Currie and Mr. Wilson, the restricted period is 12 months in the event of a termination for cause, executive’s voluntary termination or termination following a change in control; and the restricted territory is the area having a 25-mile radius of the location of any branch of First Bank for Mr. Currie and Mr. Mayer, and North Carolina for Ms. Bostian and Mr. Wilson.
The confidentiality covenants contained in each employment agreement prohibit the executive from disclosing any confidential business secrets or other confidential data both during the term of the employment agreement and for a defined term thereafter. The term of these covenants is 15 years after termination for Mr. Moore, and ten years for Mr. Mayer, Ms. Bostian, Mr. Currie and Mr. Wilson.
Clawback Policy and Amendments to Employment Agreements
In October 2023, the Audit Committee adopted, and the Board ratified, the Company’s Excess Incentive-Based Compensation Recovery Policy (the “Clawback Policy”) in compliance with the final clawback rules adopted by the SEC and the listing standards, as set forth in NASDAQ Listing Rule 5608 (the “Final Clawback Rules”). The Clawback Policy provides for the mandatory recovery of erroneously awarded incentive-based compensation from current and former executive officers as defined in SEC Rule 10D-1 (“Covered Officers”) of the Company in the event that the Company is required to prepare an accounting restatement to correct a material error, in accordance with the Final Clawback Rules. The recovery of such compensation applies regardless of whether a Covered Officer engaged in misconduct or otherwise caused or contributed to the requirement of an accounting restatement. Under the Clawback Policy, the Company may recoup from the Covered Officers erroneously awarded compensation received within a lookback period of the three completed fiscal years preceding the date on which the Company is required to prepare an accounting restatement to correct a material error.

COMPENSATION OF DIRECTORS
The Board of Directors establishes compensation for directors based primarily on consultation with an outside consultant, who assists the Board in evaluating whether its members are receiving fair compensation for the services they perform. This evaluation is based primarily on a comparison to other financial institutions of a similar size.
During 2017, the Committee reviewed peer data for director compensation prepared by Pearl Meyer for the same 20 financial institutions that were used at the time for NEO compensation comparison purposes. As a result of the analysis, the Committee set annual board fees at $32,000 in cash and a grant of common stock with a value of $32,000. This compensation remained unchanged until October 2022, when the Committee increased board fees, effective January 2023:
•Each non-employee director receives a base director fee of $37,500 in cash annually. In addition to the base fee, the Lead Independent Director is paid an additional annual amount of $12,000 and the Chair of the Audit Committee is paid an additional annual amount of $20,000.
•Non-employee directors of the Company also participate in the 2024 Equity Plan. In June of each year, each non-employee director of the Company is expected to receive a grant of shares of common stock with a value of approximately $37,500.
•No additional fees are paid to directors for attending Board or Committee meetings.
The following table sets forth compensation we paid to our directors in 2024:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($)	Total ($)
Mary Clara Capel	$37,500	$37,500	$—	$75,000
James C. Crawford, III	49,500	37,500	—	87,000
Suzanne S. DeFerie	57,500	37,500	—	95,000
Abby J. Donnelly	37,500	37,500	—	75,000
Mason Y. Garrett (2)	28,125	37,500	—	65,625
John B. Gould	37,500	37,500	—	75,000
John W. McCauley	37,500	37,500	—	75,000
Carlie C. McLamb, Jr.	37,500	37,500	—	75,000
Dexter V. Perry	37,500	37,500	—	75,000
J. Randolph Potter	37,500	37,500	—	75,000
O. Temple Sloan, III	37,500	37,500	—	75,000
Frederick L. Taylor II	37,500	37,500	—	75,000
Virginia C. Thomasson	18,750	—	—	18,750
Dennis A. Wicker	37,500	37,500	—	75,000
___________________________________________________________
(1)On June 1, 2024, each non-employee director was granted 1,189 shares of common stock. The grant date fair value of each share of stock was $31.55. Ms. Thomasson retired from the Board prior to June 1, 2024.
(2)Mr. Garrett retired during 2024.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of the Compensation Committee during 2024 were Ms. Capel, Mr. Crawford III (Chair), Ms. DeFerie, Ms. Donnelly, Mr. Gould, Mr. McCauley, Mr. McLamb, Mr. Perry, Mr. Potter, Mr. Sloan, Mr. Taylor II, and Mr. Wicker. Ms. DeFerie was an employee of the Company until 2019. None of the other members has ever been an officer or employee of the Company. There are no Compensation Committee interlocks, as described in applicable SEC rules and regulations.
CERTAIN TRANSACTIONS
Under the rules of the SEC, public companies such as the Company are required to disclose certain “related party transactions.” These are transactions in which the Company is a participant where the amount involved exceeds $120,000, and a director, executive officer, or owner of more than 5% of our common stock has a direct or indirect material interest.

In addition to the rules and regulations of the SEC, the Company and First Bank are subject to Federal Reserve Board Regulation O, which governs extensions of credit by First Bank to any executive officer, director or principal shareholder of the Company or First Bank. The Company has established processes for reviewing and approving extensions of credit and other related party transactions. Related party transactions are approved by the Board of Directors, and the related person does not participate in the deliberations or cast a vote. The Audit Committee also reviews all related party transactions and determines whether to ratify or approve such transactions.
The Company collects information about related party transactions from its officers and directors through annual questionnaires and when transactions or proposed transactions are reported throughout the year. Each director and officer agrees to abide by our Code of Ethics, which provides that officers and directors should avoid conflicts of interest and that any transaction or situation that could involve a conflict of interest between the Company (including First Bank) and an officer or director must be reported and must be approved by the Audit Committee or the Board if and when appropriate. The Code of Ethics identifies a non-exclusive list of situations that may present a conflict of interest, including significant dealings with a competitor, customer or supplier, similar dealings by an immediate family member, personal investments in entities that do business with the Company, and gifts and gratuities that influence a person’s business decisions, as well as other transactions between an individual and the Company. The Audit Committee’s charter provides that the Audit Committee will review, investigate and monitor matters pertaining to the integrity or independence of the Board, including related party transactions. The Audit Committee and the Board review and make determinations about related party transactions or other conflicts of interest as they arise. In addition, the Audit Committee conducts an annual review of all related party transactions early in each fiscal year, after director and officer questionnaires have been received from management and the Board.
Certain of the directors, nominees, officers and principal shareholders (and their affiliates) of the Company have deposit accounts and other transactions with First Bank, including loans in the ordinary course of business. Except as discussed in the next sentence, all loans or other extensions of credit made by First Bank to directors, nominees, principal shareholders and executive officers of the Company and to affiliates of such persons were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with independent third parties and did not involve more than the normal risk of collectability or present other unfavorable features. At December 31, 2024, the aggregate principal amount of loans outstanding to directors, nominees, principal shareholders and officers of the Company and to affiliates of such persons, or loans in which such persons had a material interest, was approximately $64 million. No reportable loans of this type are on nonaccrual status or are otherwise impaired.
DELINQUENT SECTION 16(A) REPORTS
Under the Exchange Act, the Company’s directors and executive officers, and any persons holding more than 10% of the Company’s common stock, are required to report their ownership of those shares and any changes in that ownership to the SEC. Specific due dates for these reports have been established, and the Company is required to report in this Proxy Statement any failure to file by these dates during 2024. Based upon a review of such reports and representations from the Company’s directors and executive officers, the Company identified that 12 filings were not made timely. Nine of these late filings were the result of miscommunications with a new vendor and the remaining three related to misunderstandings concerning the transactions necessitating the filings. The late filings related to Ms. Capel, Mr. McLamb (two filings), Mr. Potter, Mr. Moore, Ms. Bostian, Mr. Mayer, Mr. Currie, Mr. Wilson, Ms. Buczkowski, and Mr. Hicks (two filings). The Company believes all other such reports were filed on a timely basis in 2024 and the Company believes that all necessary reports have now been filed with the SEC.

PROPOSAL 2 – RATIFICATION OF INDEPENDENT AUDITORS
During March 2025, the Audit Committee approved the selection of the firm Crowe, LLP (“Crowe”) to serve as the independent auditors for 2025. Action by the shareholders is not required by law for the appointment of our independent auditors, but their appointment is submitted by the Board of Directors for ratification in order to give the shareholders an opportunity to present their views. If the proposal is approved, the Audit Committee, in its discretion, may nevertheless direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. If the proposal to ratify the selection of Crowe as the Company's independent auditors is rejected by shareholders, then the Audit Committee will reconsider its choice of independent auditors. The Board of Directors recommends that the shareholders vote for the proposal to ratify the selection of the Company’s independent auditors.
Representatives of Crowe are expected to be present at the Annual Meeting. The representatives will be available to respond to appropriate questions and will be given an opportunity to make any statement if they desire to do so. We do not expect that representatives of BDO USA, P.C. will attend the Annual Meeting.
The affirmative vote of the holders of a majority of shares of common stock represented and voting at the Annual Meeting is required for approval of this proposal. The Board of Directors recommends that shareholders vote “FOR” this proposal. Unless indicated to the contrary, proxies will be voted “FOR” this proposal..

AUDIT COMMITTEE REPORT
Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent auditors, which were BDO USA, P.C. ("BDO") for 2024, are responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements to accounting principles generally accepted in the United States of America and for attesting to the Company’s control over financial reporting. The Audit Committee pre-approves all audit services and permitted non-audit services (including the fees and terms thereof) to be performed by the independent auditors. The Audit Committee may delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.
The Audit Committee has reviewed and discussed with management and BDO the audited consolidated financial statements as of and for the year ended December 31, 2024. The Audit Committee also discussed with BDO the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard AS 16, “Communication with Audit Committees,” and Rule 2-07 of Regulation S-X promulgated by the SEC, as modified or supplemented. In addition, the Audit Committee has received from BDO the written disclosures and letter required by the applicable requirements of the PCAOB regarding BDO’s communications with the Audit Committee concerning independence and discussed with such firm its independence from the Company and its management. The Audit Committee also has considered whether BDO’s provision of any information technology services or other non-audit services to the Company is compatible with the concept of auditor independence. In this analysis, the Audit Committee reviewed the services and related fees provided by BDO in the table below.
The following table summarized the fees for professional audit service provided by BDO for the audits of the Company’s annual financial statements for the years ended December 31, 2024 and 2023, as well as the fees billed for other services rendered by BDO during these periods.

	2024	2023
Audit Fees (1)	$1,083,940	$965,152
Audit-Related Fees (2)	109,990	92,892
Tax Fees	—	—
Total Fees	$1,193,930	$1,058,044
___________________________________________________________
(1)Audit fees includes fees and expenses for the integrated audit of the consolidated financial statements and internal control over financial reporting (Sarbanes-Oxley Section 404), quarterly reviews of the interim consolidated financial statements, fees in relation to registration statements filed with the SEC, and incremental costs associated with the Company’s acquisition of GrandSouth in 2023.

(2)Audit-related fees consisted of the audit of the Company’s employee benefit plans and for procedures performed related to our audit of supplementary financial and compliance information required by the Department of Housing and Urban Development’s (“HUD”) Uniform Financial Reporting Standards for HUD Housing Programs to maintain First Bank’s FHA approved supervised mortgagee status.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC.
The Board of Directors has determined that Ms. DeFerie is an “audit committee financial expert” within the meaning of SEC rules and regulations.
The Audit Committee recently completed a review of independent registered accounting firms to serve as the Company’s independent auditors for the fiscal year ending December 31, 2025. On March 6, 2025, the Committee approved the engagement of Crowe as the Company’s independent auditors for the fiscal year ended December 31, 2025, and the Company informed Crowe of the Company’s decision on that same day. The Company’s formal engagement of Crowe remains subject to the completion of Crowe’s standard client acceptance procedures and execution of an engagement letter. Also on March 6, 2025, the Company informed BDO, the Company’s independent auditor since 2019, that it would be dismissed as the Company’s independent auditor.
BDO’s reports on the Company’s financial statements as of and for the fiscal years ended December 31, 2024 and 2023 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.
During the fiscal years ended December 31, 2024 and 2023, and from January 1, 2025 through the date of its dismissal, (1) there were no “disagreements” (as defined in the Instructions to Item 304 of Regulation S-K) between the Company and BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of BDO, would have caused it to make a reference to the subject matter of the disagreement(s) in connection with its reports for such periods, and (2) there were no “reportable events” (as described in Item 304(a)(1)(v) of Regulation S-K) except for the material weakness in the Company’s internal control over financial reporting as reported in Item 9A of Part II of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, related to information technology general controls in the area of user access management within an application supporting the Company’s accounting and reporting processes which resulted in certain segregation of duties conflicts. As such, certain of the Company’s manual business process controls dependent upon the information derived from the application were also ineffective. The Company remediated the material weakness as of June 30, 2024, as disclosed in Item 4 of Part I of its Quarterly Report on Form 10-Q for the period ended June 30, 2024.
During the fiscal years ended December 31, 2024 and 2023 and from January 1, 2025 through the date of BDO's dismissal, the Company did not consult Crowe with regard to the Company’s financial statements, which were audited by BDO as the Company’s independent auditors, with respect to (1) the application of accounting principles to a specified transaction, either completed or proposed, (2) the type of audit opinion that might be rendered on the Company’s financial statements, or (3) any matter that was the subject of a “disagreement” (as defined in the Instructions to Item 304 of Regulation S-K) or a “reportable matter” (as defined in Item 304(a)(1)(v) of Regulation S-K).
The Board of Directors has adopted a written charter for the Audit Committee, which is reviewed and reassessed for adequacy on an annual basis. The Audit Committee charter is available on the Company’s website at www.LocalFirstBank.com under the tab “About – Investor Relations – Corporate Governance.”
RESPECTFULLY SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS:

Mary Clara Capel James C. Crawford, III Suzanne DeFerie - Chair John B. Gould John W. McCauley	Carlie C. McLamb, Jr. Dexter V. Perry J. Randolph Potter O. Temple Sloan, III Frederick L. Taylor, II

PROPOSAL 3 – ADVISORY VOTE APPROVING “SAY ON PAY” PROPOSAL
The SEC regulations adopted under the Dodd-Frank Act require the Company to provide shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement.
A description of the compensation paid to our NEOs is included in the “Compensation Discussion and Analysis” section above and the tabular disclosures regarding NEO compensation (together with the accompanying narrative disclosure) contained in this Proxy Statement.
We believe that our executive compensation policies and procedures are strongly aligned with the long-term interests of our shareholders. We also believe that levels of compensation received by our NEOs are fair, reasonable and within the ranges of compensation paid by comparable financial institutions to similarly situated executives.
This proposal, commonly known as a “Say on Pay,” gives you as a shareholder the opportunity to endorse or not endorse our executive compensation programs, policies and procedures through the following resolution:
“Resolved, that the shareholders approve the overall executive compensation programs, policies and procedures employed by First Bancorp, as described in the “Compensation Discussion and Analysis” section and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) contained in the Proxy Statement provided to the shareholders of First Bancorp dated March 20, 2025.”
Because your vote is advisory, it will not be binding upon the Company. However, the Compensation Committee and Board may take into account the outcome of the vote when considering future executive compensation arrangements.
The affirmative vote of the holders of a majority of shares of common stock represented and voting at the Annual Meeting is required for approval of this proposal. The Board of Directors recommends that shareholders vote “FOR” this proposal. Unless indicated to the contrary, proxies will be voted “FOR” this proposal.

PROPOSAL 4 – ADVISORY VOTE ON THE “SAY ON FREQUENCY” PROPOSAL
This proposal gives you as a shareholder the opportunity to advise the Company on the frequency that the "Say on Pay" proposal should be presented to shareholders.
The Dodd-Frank Act requires that the Company provide shareholders with the opportunity to cast a non-binding, advisory vote on their preference as to how frequently the Company should conduct an advisory “Say on Pay” vote in its proxy materials for future annual shareholder meetings (or any special shareholder meeting for which the Company must include executive compensation information in the proxy statement for that meeting).
Under this proposal, you may vote to have a “Say on Pay” vote take place every year, every two years or every three years. You may also choose to abstain. Proposal 3 above is a “Say on Pay” vote that is being voted on at this year’s annual meeting.
The Board of Directors believes it is important to give shareholders the opportunity to vote every year on the Company’s executive compensation program, and therefore recommends that shareholders vote for “Every Year”.
The Board of Directors recommends that shareholders vote “Every Year” (as opposed to every two years or every three years) under this proposal. The option receiving the most votes will be considered the preference of our shareholders. Unless indicated to the contrary, proxies will be voted for “Every Year” on this proposal.

SHAREHOLDER PROPOSALS FOR 2026 MEETING
Shareholders may submit proposals appropriate for shareholder action at the Company’s 2026 annual meeting of shareholders consistent with the regulations of the SEC. For proposals to be considered for inclusion in the proxy statement for the 2026 annual meeting, they must be received by the Company no later than November 21, 2025. Such proposals should be directed to First Bancorp, Attn. Elizabeth Bostian, Executive Vice President, Chief Financial Officer and General Counsel, 300 SW Broad Street, Southern Pines, North Carolina 28387.
The Bylaws of the Company establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of shareholders of the Company. Subject to any other applicable requirements, only such business may be conducted at an annual meeting of the shareholders as has been brought before the meeting by, or at the direction of, the Board of Directors or by a shareholder who has given to the Secretary of the Company timely written notice, in proper form, of the shareholder’s intention to bring that business before the meeting. The Chair of the meeting has the authority to make such determinations. To be timely, written notice of other business to be brought before any annual meeting must be received by the Secretary of the Company not less than 60 days before the first anniversary of the mailing date of the Company’s proxy statement in connection with the last annual meeting. The notice of any shareholder proposal must set forth the various information required under the Bylaws. The person submitting the notice must provide, among other things, the name and address under which such shareholder appears on the Company's books and the class and number of shares of the Company’s capital stock that are beneficially owned by such shareholder. Any shareholder desiring a copy of the Company’s Bylaws will be furnished one without charge upon written request to the Corporate Secretary of the Company at the Company’s address noted above.
OTHER MATTERS
As of the date of this Proxy Statement, the Board of Directors does not know of any other business to be presented for consideration or action at the Annual Meeting. If other matters properly come before the Annual Meeting, the enclosed proxy will be deemed to confer discretionary authority to the Proxy Holders therein to vote the shares represented by such proxy as to any such matters.
By Order of the Board of Directors,
Elizabeth B. Bostian
Executive Vice President, Chief Financial Officer

March 20, 2025

APPENDIX - Reconciliation of non-GAAP measures
The following table presents a reconciliation of net income and D-EPS to Adjusted Net Income and Adjusted D-EPS for the year ended December 31, 2024.

($ in thousands except per share data)
Net income	$76,215

Impact of Hurricane Helene	13,369
Less, tax impact	(3,096)
After-tax impact of Hurricane Helene	10,273

Impact of loss-earnback	36,820
Less, tax impact	(8,660)
After-tax impact of loss-earnback	28,160

Adjusted Net Income	$114,648

Weighted average shares outstanding - diluted	41,327,216

D-EPS	$1.84
Adjusted D-EPS	$2.77

FIRST BANCORP
ATTN: PETER A. SEITZ, EVP AND CORPORATE SECRETARY
300 SW BROAD STREET
SOUTHERN PINES, NC 28387

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FIRST BANCORP

The Board of Directors recommends you vote "FOR" the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Mary Clara Capel
02) James C. Crawford, III
03) Suzanne S. DeFerie
04) Abby J. Donnelly
05) Michael G. Mayer
06) John W. McCauley
07) Carlie C. McLamb, Jr.
08) Richard H. Moore
09) Dexter V. Perry
10) O. Temple Sloan, III
11) Frederick L. Taylor, II

The Board of Directors recommends you vote "FOR" proposals 2 and 3, and for "1 year" in proposal 4.

	1 Year	2 Years	3 Years	Abstain
4. To provide an advisory vote on the frequency with which the advisory vote on the named executive officers' compensation shall occur.	☐	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote on any other business that may properly come before the meeting.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation, limited liability company or partnership, please sign in full entity name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V66340-P27860-Z89551

REVOCABLE PROXY
FIRST BANCORP
Annual Meeting of Shareholders
April 29, 2025 9:00 AM ET
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Richard H. Moore and Elizabeth B. Bostian, and each of them, attorneys and proxies with full power of substitution, to act and vote as designated below the shares of common stock of First Bancorp held of record by the undersigned on March 7, 2025, at the Annual Meeting of Shareholders to be held on April 29, 2025, or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "FOR" all nominees listed in PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, and for "1 year" in PROPOSAL 4. If, at or before the time of the meeting, any of the nominees listed has become unavailable for any reason, the proxies have the discretion to vote for a substitute nominee or nominees.

Continued and to be signed on reverse side

Your **Vote** Counts!

FIRST BANCORP

2025 Annual Meeting
Vote by April 28, 2025
11:59 PM ET

FIRST BANCORP
ATTN: PETER A. SEITZ, EVP AND CORPORATE SECRETARY
300 SW BROAD STREET
SOUTHERN PINES, NC 28387

V64123-P27860-Z89551

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You have the right to vote on proposals being presented at the Annual Meeting. **This is an important notice regarding the availability of proxy materials for the shareholder meeting to be held on April 29, 2025.**

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View the Notice, Proxy Statement and Annual Report on Form 10-K online OR you can receive a free paper or email copy of the material(s) by requesting prior to April 15, 2025. If you would like to request a copy of the material(s) for this and/or future shareholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

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Vote in Person at the Meeting*

April 29, 2025
9:00 AM ET

First Bancorp Headquarters (Limited Capacity)
300 SW Broad Street
Southern Pines, NC 28387

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THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming shareholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Voting Items	Board Recommends
1. Election of Directors **Nominees:** 01) Mary Clara Capel 02) James C. Crawford, III 03) Suzanne S. DeFerie 04) Abby J. Donnelly 05) Michael G. Mayer 06) John W. McCauley 07) Carlie C. McLamb, Jr. 08) Richard H. Moore 09) Dexter V. Perry 10) O. Temple Sloan, III 11) Frederick L. Taylor, II	For
2. To ratify the appointment of Crowe, LLP as the independent auditors of the Company for 2025.	For
3. To approve, on a non-binding advisory basis, the compensation paid to the Company's named executive officers, as disclosed in the accompanying proxy statement ("Say on Pay").	For
4. To provide an advisory vote on the frequency with which the advisory vote on the named executive officers' compensation shall occur.	1 Year

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V64124-P27860-Z89551